UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
 Securities Exchange Act of 1934 (Amendment No. )

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CDK Global Inc.

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2018 PROXY STATEMENT

and Notice of Annual Meeting of Stockholders

Enabling End-To-End Automotive Commerce

CDKGlobal.

CDKGlobal.

CDK enables end-to-end automotive commerce.

We do this by powering an open platform and integrating capabilities to increase sales, operational efficiency, and profitability for dealers.

Business Highlights

$500 billion in annual auto commerce transacted on platform

1-2TB of daily secured data volume moved

28K DMS sites served globally

>100 million annual U.S. repair orders enabled

FY18 Performance

$2.3 billion
FY18 Revenue, as-reported

$381 million
FY18 Net earnings attrib. to CDK
Margin: 16.8%

$817 million
FY18 Adjusted EBITDA (1)
Adjusted margin: 35.9% (1)

Our Priorities for FY19 and Beyond

GROW THE CORE ***BUSINESS***

Invest in the business to drive further adoption of our best-in-class software & technology solutions

GROW THROUGH ***INNOVATION***

Continue development and commercialization of innovations such as Fortellis, Connected Store, and Drive Flex

GROW THROUGH ***M&A***

Leverage CDK's unique platform in the auto industry to find strategically favorable technology acquisitions

(1) Please see the Company's August 14, 2018 press release at **investors.cdkglobal.com** and the Company's most recent Form 10-K filed with the Securities and Exchange Commission (the "SEC") for reconciliations of these adjusted measures to the comparable GAAP measures, as well as an explanation of how management uses these adjusted measures and the specific reasons why management views these measures as providing useful supplemental information for investors. These adjusted financial measures should be viewed in addition to, and not as an alternative to, financial results prepared in accordance with GAAP. The Company's use of each of non-GAAP financial measures may differ from similarly titled non-GAAP financial measures presented by other companies.

All statements, other than statements of historical fact, including the Company's forecasted results, business outlook, objectives, and plans may be forward-looking statements. Please see the Company's August 14, 2018 press release at investors.cdkglobal.com and the Company's most recent Form 10-K filed with the SEC for information about risks and uncertainties applicable to our business.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

November 13, 2018	8:00 a.m. central time	www.virtualshareholdermeeting.com/ CDK2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders of CDK Global, Inc. (the “Company,” “CDK Global,” “us,” “our” or “we”), will be held on November 13, 2018 at 8:00 a.m. central time at www.virtualshareholdermeeting.com/ CDK2018 (the “Annual Meeting”). This Annual Meeting will be a completely virtual, live, audio webcast meeting of stockholders.

The items of business are:

1.	Election of nine nominees named in the proxy statement as directors, each for a term of one year;
2.	An advisory vote to approve compensation of our named executive officers; and
3.	Ratification of the appointment of our independent registered public accountants.

All stockholders of record of our common stock at the close of business on September 14, 2018, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

October 2, 2018
Hoffman Estates, Illinois

Lee J. Brunz
Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING

SEC rules permit companies to furnish proxy materials to their stockholders over the internet. This expedites stockholders’ receipt of proxy materials, lowers annual meeting costs and conserves natural resources. We are therefore mailing stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the proxy statement and our Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials online, vote and (if desired) obtain a paper copy of our proxy materials.

YOUR VOTE IS IMPORTANT

Your vote is important, and we urge you to vote as promptly as possible by using the internet, by telephone, or by signing, dating and returning the Proxy Card mailed to you if you received a paper copy of this proxy statement.

6	PROXY SUMMARY
6	Voting Matters
7	Corporate Governance Best Practices
8	Director Nominees
9	Fiscal 2018 Performance Highlights
11	Fiscal 2018 Compensation Highlights
13	PROPOSAL 1: ELECTION OF DIRECTORS
14	Majority Voting Standard
14	Director Nominees
19	BOARD COMPOSITION AND REFRESHMENT
19	Director Selection and Board Membership Criteria
19	Board and Committee Self-Assessments
19	Director Orientation and Continuing Education
20	BOARD AND COMMITTEE GOVERNANCE
20	The Board's Role in Strategy Oversight
20	The Board's Role in Risk Oversight
21	Board Leadership Structure
21	Board Independence
21	Corporate Governance Guidelines and Committee Charters
21	Board Committees
24	Board and Committee Meeting Attendance
24	Executive Sessions
24	Outside Advisors
25	Stockholder Communications
25	Code of Business Conduct and Ethics
26	Corporate Hotline
26	CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
27	COMPENSATION OF NON-EMPLOYEE DIRECTORS
31	COMPENSATION OF NAMED EXECUTIVE OFFICERS
31	Proposal 2: Advisory Vote to Approve Compensation of Named Executive Officers
31	Results of 2017 Stockholder Advisory Vote to Approve Compensation of Named Executive Officers
32	Compensation Discussion and Analysis
52	Compensation Tables
65	Compensation Committee Oversight
65	Compensation Committee Report

65	Pay Ratio Disclosure
66	AUDIT COMMITTEE MATTERS
66	Proposal 3: Ratify the Appointment of Deloitte as our Independent Registered Public Accounting Firm for Fiscal 2019
66	Independent Accounting Firm Independence and Fee Pre-Approval Policies and Procedures
67	Fees of Independent Accounting Firm
67	Report of the Audit Committee of the Board of Directors
68	OWNERSHIP OF AND TRADING IN OUR STOCK
68	Security Ownership of Certain Beneficial Owners and Management
69	Section 16(a) Beneficial Ownership Reporting Compliance
69	DEADLINES FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
69	Exchange Act Rule 14a-8 Proposals
70	Director Nominations for Inclusion in our Proxy Materials (Proxy Access)
70	Other Proposals and Nominations
70	Additional Requirements
71	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s performance for the fiscal year ended June 30, 2018 (“fiscal 2018”), please review the Company’s Annual Report on Form 10-K for fiscal 2018.

VOTING MATTERS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Management Proposal:	For More Information	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of nine nominees named in the proxy statement as directors, each for a term of one year	Page 13	✔ FOR each director nominee	Majority of votes cast	None	None
2. An advisory vote to approve compensation of named executive officers	Page 31	✔ FOR	Majority of shares present and entitled to vote	Against	None
3. Ratification of the appointment of our independent registered public accountants	Page 66	✔ FOR	Majority of shares present and entitled to vote	Against	None

You may cast your vote in any of the following ways:

Internet	Phone	Mail
Visit www.ProxyVote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE BEST PRACTICES

The CDK Global Board of Directors (the “Board”) is committed to sound corporate governance policies that we believe promote the long-term interests of the business and of our stockholders. This proxy statement sets forth a detailed description of our governance framework, which includes the following highlights:

Board Practices	•	8 of 9 director nominees are independent
	•	Diverse Board in terms of gender, ethnicity, experience, skills and tenure (44% of directors are women or ethnically diverse)
	•	Careful director nominee evaluation and selection process
	•	Robust director orientation and ongoing director education programs
	•	Annual election of directors with majority voting standard and director resignation policy for uncontested elections
	•	Annual Board, committee and director evaluations
	•	Independent non-executive Chairman of the Board with expansive duties
	•	Limit on outside directorships
	•	Fully independent audit, compensation, and nominating and governance committees
	•	Regular executive sessions of independent directors
	•	Comprehensive Board and committee oversight of the Company's strategy and risk management
	•	Stock ownership requirements for directors
Stockholder Matters	•	Active stockholder engagement
	•	One class of shares with each share entitled to one vote
	•	Annual say-on-pay advisory vote
	•	Proxy access right for stockholders (3% ownership threshold held continuously for 3 years / 2 director nominees or 20% of the Board / 20 shareholder aggregation limit)
Other Best Practices	•	Stock ownership guidelines for executive officers
	•	Anti-hedging, anti-short sale and anti-pledging policies
	•	Clawback policy for equity and cash incentive compensation applicable to all employees
	•	Code of Business Conduct and Ethics applicable to all employees and directors with annual acknowledgment by employees and compliance certification for directors

PROXY STATEMENT SUMMARY

DIRECTOR NOMINEES

The Board and the nominating and governance committee believe that the following director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our management to ensure accountability to our stockholders:

Director	Age	Director Since	Primary Occupation	Other Public Boards	Committee(s)
					AC	CC	NGC
Leslie A. Brun, (Chairman)	66	2014	Chairman and Chief Executive Officer of SARR Group, LLC	3
Willie A. Deese	63	2014	Retired Executive Vice President of Merck & Co., Inc.	2		Chair
Amy J. Hillman	53	2014	Dean of the W. P. Carey School of Business at Arizona State University				Chair
Brian P. MacDonald	52	2015	President and Chief Executive Officer	1
Eileen J. Martinson	64	2016	Former Chief Executive Officer of Sparta Systems			Member
Stephen A. Miles	50	2014	Chief Executive Officer of The Miles Group				Member
Robert E. Radway	58	2014	Founder, Chairman and Chief Executive Officer of NXT Capital		Member	Member
Stephen F. Schuckenbrock	58	2016	Chief Executive Officer of CROSSMARK		Member
Frank S. Sowinski	62	2014	Former Chief Financial Officer of Dun & Bradstreet	1	Chair		Member

The Board and the nominating and governance committee have selected director nominees with a mix of skills, qualifications and attributes that strike the right balance between long-term understanding of our business and fresh external perspectives, as well as to ensure diversity within the boardroom.

PROXY STATEMENT SUMMARY

FISCAL 2018 PERFORMANCE HIGHLIGHTS

We encourage you to read the following Performance Highlights as background to this proxy statement.

Fiscal 2018 was a pivotal year for CDK Global. We exceeded our three-year business transformation plan adjusted EBITDA growth and margin expansion targets originally set at the end of our fiscal year ended June 30, 2015 (“fiscal 2015”) and met our commitment to return $750 million to $1 billion of capital to our stockholders during calendar year 2017. At the same time we grew diluted net earnings per share by 40% on a GAAP basis, and 27% on a non-GAAP adjusted basis. We also executed on our leadership succession plan and transitioned to a new CFO and a new President of our largest segment, Retail Sales North America.

We accomplished all of this while also implementing strategic actions to re-energize our transformed business for future growth. We enhanced our product portfolio through strategic acquisitions, including Dealer Dashboard Enterprises, a leader in reporting solutions for auto dealers, and Progressus Media, a specialty provider of mobile advertising solutions for dealerships, agencies, and automotive marketing companies. In addition, we announced innovative product initiatives, including Drive Flex DMSaaS, a cloud-based DMS product focused on smaller dealerships, and Fortellis Automotive Commerce Exchange, a technology platform focused on allowing developers, OEMs and dealers to leverage, build, innovate, and securely integrate solutions and workflows to transform their businesses.

In spite of these accomplishments, we were disappointed with our revenue growth for fiscal 2018. We entered our fiscal year ending June 30, 2019 (“fiscal 2019”) focused on growing our revenue, while also continuing the business transformation plan in support of our adjusted EBITDA and capital return targets.

FISCAL 2018 OPERATING RESULTS(1)

1 Financial results, including the GAAP to non-GAAP reconciliations, are reflected as reported in the Company's Annual Report on Form 10-K for fiscal 2018.

BUSINESS TRANSFORMATION PLAN RESULTS(1)

PROXY STATEMENT SUMMARY

1 Financial results, including the GAAP to non-GAAP reconciliations, are reflected as reported in the Company's Annual Report on Form 10-K for fiscal 2018.

RETURN TO STOCKHOLDERS

Return of Capital

In January 2017, the Board authorized us to repurchase up to $2.0 billion of our common stock as part of a return of capital plan through which we expect to return approximately $750.0 million to $1.0 billion per calendar year through calendar 2019 via a combination of dividends and share repurchases. Consistent with that goal, during calendar year 2017, we returned $755.0 million of capital to stockholders.

Total Stockholder Return

We have delivered significant long-term total stockholder return (“TSR”) as evidenced by the chart below, which shows how a $100 investment in CDK Global on October 1, 2014 (the date of our spin-off from ADP) would have grown to $216 on June 30, 2018, assuming all cash dividends were reinvested. The chart also compares the TSR on an investment in our common stock to the same investment in the: (i) Standard & Poor's (S&P) 500 Index, (ii) S&P MidCap 400 Index, and (iii) S&P 400 Information Technology Index over the same period.

The comparisons in the graph above are based upon historical data and are not indicative of, or intended to forecast, future performance of our common stock. The graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (“Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

PROXY STATEMENT SUMMARY

FISCAL 2018 COMPENSATION HIGHLIGHTS

Cash Compensation

Base Salary

We provide competitive fixed, non-variable compensation for the expertise and knowledge that each executive brings to his or her role, thereby mitigating pressure to support high-risk business strategies.

Annual Incentive Cash Bonus

We provide an annual incentive cash bonus to align each senior executive's interests with our stockholders’ interests, and to reinforce key strategic initiatives and encourage superior individual performance. Annual incentive cash bonus payments are made to executive officers under the Company's 2014 Omnibus Award Plan (the “2014 Plan”), which was approved by stockholders at our 2015 Annual Meeting. For fiscal 2018, bonus achievement was based on the following performance measure targets and weights: (i) fiscal 2018 adjusted EBITDA margin of 35.5% (25%); (ii) fiscal 2018 adjusted EBITDA of $813 million (20%); (iii) fiscal 2018 global revenue growth of 4% (20%); (iv) fiscal 2018 global sales of $328 million (15%); and (v) individual strategic objectives (“MBOs”) (20%).

While the Company exceeded its three-year business transformation plan adjusted EBITDA margin target, actual overall achievement against the fiscal 2018 bonus plan objectives was mixed. The Company achieved its adjusted EBITDA margin and global sales targets, but did not meet the adjusted EBITDA or global revenue growth targets. This resulted in a 70.9% calculated payout versus the 80% target payout for all non-MBO financial measures. The compensation committee then applied negative discretion to yield an overall achievement of 60% on all non-MBO financial targets. The calculation of our fiscal 2018 annual incentive cash bonus payout is described in more detail below under “Compensation Review and Determination - Cash Compensation - Annual Incentive Cash Bonus.”

Long Term Equity Incentive Compensation

Performance Stock Units and Stock Options

The Company's fiscal 2018 long-term equity incentive compensation for its executives consisted of grants of performance stock units (“PSUs”) for 70% of total award value, which cliff vest at the end of a three-year performance period based on actual achievement of performance goals set at the time of the grant, and stock options for the remaining 30% of total award value, which have pro rata annual vesting over four years. For our fiscal year ended June 30, 2017 (“fiscal 2017”), the compensation committee approved grants of both fiscal 2017 and fiscal 2018 PSUs and stock options for all executives, including the Chief Executive Officer. The fiscal 2018 PSUs and stock options granted in fiscal 2017 are referred to as “pull forward” awards.

At the time of the grant, the “pull forward” PSU and stock option vesting schedules were set by the compensation committee as if the awards were made in fiscal 2018. As an additional condition to the grant, the compensation committee determined that recipients of fiscal 2018 “pull forward” awards would forgo receipt of any additional regular annual long-term equity incentive awards in fiscal 2018.

The compensation committee maintained its commitment to forgo additional regular annual awards in fiscal 2018. Accordingly, the only equity awards granted in fiscal 2018 were to Mr. Tautges in connection with his first year of service with the Company, and special one-time grants of: (i) restricted stock awarded to Mr. Brunz in recognition for his services as interim chief financial officer during fiscal 2017 and fiscal 2018, and interim chief human resources officer during fiscal 2017; and (ii) restricted stock and fiscal 2018 PSUs awarded to Mr. Flynn to encourage retention in recognition of his criticality to the success of the business transformation plan.

Settlement of Fiscal 2016 Performance Stock Units

Our executives, including the Named Executive Officers, with the exception of Mr. Tautges, Ms. Byrne, and Mr. Crutchfield, were awarded PSUs in fiscal 2016 (“fiscal 2016 PSUs”) which had a three-year performance period that ran from July 1, 2015, to June 30, 2018. Performance goals for the period were set by the compensation committee in September 2015. The primary performance goal was aligned with our three-year business transformation plan adjusted EBITDA margin goal of 35% for full-year fiscal 2018, such that achievement of the

PROXY STATEMENT SUMMARY

business transformation plan goal would result in a maximum number of PSUs earned at 200% of target. The number of PSUs earned was subject to further adjustment depending on the TSR of our common stock during the performance period compared against a performance peer group of companies in similar Global Industry Classification Standard (“GICS”) codes, as well as digital advertising and marketing companies. Lastly, if our compounded annual revenue growth over the performance period cycle was below 3%, awards would be capped at 100% of target.

The fiscal 2016 PSUs were settled at 162.5% of target. This is based on achievement at 200% of target for our fiscal 2018 adjusted EBITDA margin of 35.9%, multiplied by 81.25% for our three-year TSR ranking at the 31st percentile in the performance peer group. Finally, the payout was not subject to the cap because our compounded annual revenue growth of 3.7% exceeded the 3% floor. Our PSU awards are described in more detail below under “Compensation Review and Determination - Long-Term Equity Incentive Compensation - Performance-Based Stock Units.”

Total Direct Compensation

Set forth below is the fiscal 2018 direct compensation for each Named Executive Officer as determined under SEC rules. The amounts reported in this table differ substantially from the amounts reported in the Summary Compensation Table calculated based on SEC rules. This table supplements, but is not a substitute for the Summary Compensation Table. See the Summary Compensation Table and the accompanying notes to the table beginning on page 52 for more information.

Named Executive Officer	Base Salary ($)[1]	Annual Bonus ($)	PSUs ($)[2]	Stock Options ($)[3]	Restricted Stock/ Units ($)[4]	Other Bonuses[5]	Total ($)
MacDonald, Brian P.	925,000	1,116,000	—	—	—	—	2,041,000
Tautges, Joseph A.	595,833	418,735	972,914	389,998	749,943	400,000	3,527,423
Flynn, Daniel P.	425,000	237,600	534,539	—	499,962	—	1,697,101
Byrne, Amy W.	370,000	195,360	—	—	—	—	565,360
Crutchfield, Dean W.	351,666	174,660	—	—	—	—	526,326
Brunz, Lee J.	393,333	196,800	—	—	499,962	—	1,090,095
1.	Mr. Tautges' displayed salary has been prorated based on his 11 months of fiscal 2018 employment.
2.	In accordance with ASC 718, PSUs are deemed granted when the performance target is established. The PSU amounts include the grant date fair value of the fiscal 2018 PSU target awards, which vest on June 30, 2020. The PSU amounts are the same amounts included within Stock Awards in the “Summary Compensation Table for Fiscal 2018” on page 52 of this proxy statement. Mr. Tautges' grant is his annual fiscal 2018 grant included as part of his offer letter. Mr. Flynn's award is to retain him for his criticality and link his compensation to the success of CDK's transformational and operational efforts.
3.	Stock option amounts represent the grant date fair value of the fiscal 2018 awards, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal 2018” on page 52 of this proxy statement. Mr. Tautges' grant is his annual fiscal 2018 grant included as part of his offer letter.
4.	Mr. Tautges received a sign-on restricted stock award as part of his compensation offer. Mr. Flynn received a restricted stock award to retain him for his criticality to the success of CDK's transformational and operational efforts. Mr. Brunz received a restricted stock award in recognition of his contributions and performance as interim Chief Human Resources Officer and interim Chief Financial Officer.
5.	Sign-on bonus paid to Mr. Tautges.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee, the Board has nominated nine directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until our next annual meeting of stockholders or until their successors have been elected and qualified. If any of the nominees should for any reason be unable or unwilling to serve as of the Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for the election of such other person.

The nominating and governance committee and the Board look for current and potential directors collectively to have a mix of skills, experiences, qualifications, and character attributes that align with the needs of our long-term business strategy and that help achieve the goal of having a well-rounded, diverse Board that functions effectively as a unit. Recognizing that the selection of qualified directors is complex and crucial to our long-term success, the Board and the nominating and governance committee have established the Board composition and refreshment processes as described beginning on page 19 of this proxy statement.

All of our nominees are seasoned leaders, the majority of whom are or were chief executive officers or other senior executives and who bring to the Board skills, experience, and qualifications gained during their tenure at a wide array of public companies, private companies, non-profits, and other organizations. The following graphics summarize the notable skills, experience, and qualifications of each director nominee and highlight the balanced mix of skills, experience, and qualifications of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s qualifications or contributions to the Board. On the following pages we have indicated for each nominee certain of the specific skills, experience, and qualifications that led the nominating and governance committee and the Board to conclude that the nominee should continue to serve as a director.

Skills, Experience, and Qualifications	Leslie A. Brun	Willie A. Deese	Amy J. Hillman	Brian P. MacDonald	Eileen J. Martinson	Stephen A. Miles	Robert E. Radway	Stephen F. Schuckenbrock	Frank S. Sowinski

Automotive Retail	•			•
Capital Markets	•			•			•		•
CEO experience	•			•	•	•	•	•	•
Digital Marketing			•					•	•
Enterprise Risk Mgmt	•	•		•	•		•	•	•
Investor Relations	•		•	•				•	•
International Diversification	•			•				•	•
M&A/Divestiture	•		•	•	•		•	•	•
Operations/BPI/BPO		•		•	•			•	•
Strategy	•	•	•	•	•	•	•	•	•
CEO Succession	•			•	•	•		•	•
Technology/Technologist								•	•

CORPORATE GOVERNANCE AT CDK GLOBAL

MAJORITY VOTING STANDARD

Our by-laws provide that directors are elected by a majority of votes cast unless the number of nominees exceeds the number of directors to be elected, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director; abstentions are not counted either “for” or “against.” If an incumbent director in an uncontested election fails to receive a majority of votes cast for his or her election, the director is required to offer to tender his or her resignation to the Board for consideration by the nominating and governance committee. The nominating and governance committee will make a recommendation to the Board as to whether to accept or reject the resignation or to take other action. The Board is required to review and act on this recommendation within 90 days of the date of the certification of election results.

DIRECTOR NOMINEES

The Board recommends that you vote FOR the election of the following nominees:

Leslie A. Brun	Chairman and Chief Executive Officer of SARR Group, LLC

Age 66	Independent Chairman of the Board

Director Since	September 2014

Board Committees	None

Other Public Boards

Broadridge Financial Solutions (Chair) Corning Merck & Co. Director Qualification Highlights CEO Experience Capital Markets Investor Relations Enterprise Risk Management
BIOGRAPHY

Mr. Brun has been the Chairman and Chief Executive Officer of SARR Group, LLC, an investment holding company, since 2006. In addition, he was formerly Managing Director and head of investor relations at CCMP Capital Advisors, LLC, a global private equity firm. He is also the founder and Chairman Emeritus of Hamilton Lane Advisors, a provider of asset management services for which he served as Chief Executive Officer and Chairman from 1991 until 2005. From 1988 to 1991, he was Managing Director and co-founder of the investment banking group of Fidelity Bank in Philadelphia. Mr. Brun has served as a director of Broadridge Financial Solutions, Inc. (“Broadridge”), an investor communications and business process outsourcing provider, since 2007 and as Broadridge’s Chairman of the Board since 2011. He has served as a director of Merck & Co., Inc. (“Merck”), a health care company, since 2009 and lead director since 2016, and as a director of Corning, Inc., a materials and technology company, since July 2018. He served as a director of Hewlett Packard Enterprise Company, a technology solutions provider, from 2015 to 2018, and as a director of Automatic Data Processing, Inc. (“ADP”) from 2003 to 2015 and as ADP’s Chairman of the Board from 2007 to 2015. Mr. Brun’s investment banking and leadership experience provide him with extensive financial and management expertise, and his directorships at other public companies have given him broad experience with governance and other issues facing public companies.

CORPORATE GOVERNANCE AT CDK GLOBAL

Willie A. Deese	Retired Executive Vice President of Merck & Co., Inc.

Age 63	Independent Director

Director Since	September 2014

Board Committees	Compensation (Chair)

Other Public Boards

Dentsply Sirona Public Service Enterprise Group Director Qualification Highlights Operations / BPI / BPO Strategy Enterprise Risk Management
BIOGRAPHY

Mr. Deese has served as an independent director of Dentsply Sirona, a leading manufacturer and distributor of dental and other consumable healthcare products, since 2011 and Public Service Enterprise Group, a diversified energy company, since 2015. Mr. Deese served as an Executive Vice President of Merck from 2008 to 2016 and as President of the Merck Manufacturing Division from 2005 to 2016. Mr. Deese also served as Merck’s Senior Vice President of Global Procurement from 2004 to 2005. Prior to joining Merck, Mr. Deese served as Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline and as Vice President of Purchasing, at Kaiser Permanente. In addition to his experience as a director of a publicly traded company, Mr. Deese brings to the Board substantial experience and expertise in both business transformation and strategic oversight and management of complex operations from his roles at Merck and GlaxoSmithKline.

Amy J. Hillman	Dean of the W. P. Carey School of Business at Arizona State University

Age 53	Independent Director

Director Since	September 2014

Board Committees	Nominating and Governance (Chair)

Other Public Boards

None Director Qualification Highlights M&A / Divestiture Investor Relations Strategy
BIOGRAPHY

Since 2013, Ms. Hillman has served as the Dean of the W. P. Carey School of Business at Arizona State University, where she has taught as a Professor since 2006 and as an Associate Professor from 2001 to 2006. She holds a PhD in Strategic Management and is a fellow of the Academy of Management. In addition to her management skills gained as the leader of one of the largest U.S. business schools, Ms. Hillman brings to the Board expertise in the areas of business strategy and corporate governance, on which she has taught, consulted with major corporations, and conducted research.

CORPORATE GOVERNANCE AT CDK GLOBAL

Brian P. MacDonald	President and Chief Executive Officer

Age 52	Director

Director Since	June 2015

Board Committees	None

Other Public Boards

Suncor Energy Director Qualification Highlights CEO Experience Capital Markets Automotive Retail Investor Relations Operations / BPI / BPO
BIOGRAPHY

Mr. MacDonald has served as our President since January 1, 2016, as our Chief Executive Officer since March 8, 2016, and as a member of our Board of Directors since June 15, 2015. Mr. MacDonald has also served as a director of Suncor Energy, an integrated energy company, since July 2018. Prior to joining CDK Global, Mr. MacDonald served as President and Chief Executive Officer of Hertz Rental Equipment Corporation from June 2014 to May 2015, and as interim Chief Executive Officer of Hertz Corporation from September 2014 to November 2014. Prior to Hertz, Mr. MacDonald served as President and Chief Executive Officer of ETP Holdco Corp., an entity formed following Energy Transfer Partners' $5.3 billion acquisition of Sunoco, Inc. in 2012, where Mr. MacDonald had served as Chairman, President and Chief Executive Officer prior to ETP's acquisition of Sunoco. During his tenure at Sunoco, the company undertook a substantial restructuring to strengthen and transform the organization and better position it for growth. Sunoco exited unprofitable operations, significantly reduced costs, improved efficiencies, and refocused on established high-return businesses. Mr. MacDonald has also held executive management roles at Dell, General Motors Corporation, and Isuzu Motors Limited.

Mr. MacDonald previously served on the board of directors of Computer Sciences Corporation from August 2013 to April 2017, Sunoco and Sunoco Logistics from March 2012 to October 2012 and October 2009 to October 2012, respectively, and Ally Financial, Inc. from May 2013 to July 2014 following his appointment by the U.S. Department of the Treasury.

Mr. MacDonald brings to the Board substantial experience in the automotive sector and expertise in business transformation, business strategy, and investor relations from his roles at Hertz, Sunoco, and Ally Financial as well as his experience as a director of various publicly traded companies.

Eileen J. Martinson	Former Chief Executive Officer of Sparta Systems

Age 64	Independent Director

Director Since	September 2016

Board Committees	Compensation

Other Public Boards

None Director Qualification Highlights Technology / Technologist Strategy CEO Experience Enterprise Risk Management
BIOGRAPHY

Ms. Martinson served as Chief Executive Officer of Sparta Systems, a leading provider of enterprise-quality management software solutions, from 2011 to 2018. Prior to joining Sparta Systems, she served as the Chief Operating Officer at Allscripts. Before Allscripts, she served as Executive Vice President of global sales, services, and support at Misys and served in various management positions at Oracle, SAP, Siebel Systems, Gartner, Ariba and Accenture. She served as a director at AdvancedMD from 2016 to 2018, and has served as the Chair of the Board of Trustees at Philadelphia University since 2013. As a result of her executive experience with Sparta Systems, as well as her positions as a senior executive at other technology and consulting organizations, Ms. Martinson provides the Board with extensive and relevant executive leadership, software, sales and service, and technology industry experience.

CORPORATE GOVERNANCE AT CDK GLOBAL

Stephen A. Miles	Founder and Chief Executive Officer of The Miles Group

Age 50	Independent Director

Director Since	September 2014

Board Committees	Nominating and Governance

Other Public Boards

None Director Qualification Highlights CEO Experience Strategy CEO Succession
BIOGRAPHY

Mr. Miles has served as the founder and Chief Executive Officer of The Miles Group, a provider of global CEO and board consulting and advisory services (focused on the topics of succession, board and organizational effectiveness, and talent management), since 2012. Previously, Mr. Miles served as Vice Chairman, Leadership Advisory at Heidrick & Struggles, a global executive search and executive leadership consulting firm from 2010 to 2012 and as Managing Partner and Head, Leadership Advisory for Heidrick & Struggles from 2005 to 2010, where he was responsible for managing its global Leadership Advisory Services business. Mr. Miles specializes in CEO succession and brings to the Board substantial expertise in leadership selection, succession planning and organizational effectiveness from his roles at Heidrick & Struggles and The Miles Group.

Robert E. Radway	Founder; Chairman and Chief Executive Officer of NXT Capital

Age 58	Independent Director

Director Since	September 2014

Board Committees	Audit, Compensation

Other Public Boards

None Director Qualification Highlights CEO Experience Capital Markets Strategy
BIOGRAPHY

Mr. Radway has served as Founder, Chairman and Chief Executive Officer of NXT Capital, a privately held commercial finance company with approximately $6.5 billion in owned and managed assets, since 2010. From 2001 to 2008, Mr. Radway served as Managing Director and President of Merrill Lynch Capital, the commercial finance unit of Merrill Lynch Bank USA that, prior to its sale in 2008, had owned and managed assets in excess of $30 billion and approximately 550 employees. Prior to his service with Merrill Lynch Capital, Mr. Radway held senior positions with Heller Financial, Inc., including Executive Vice President of Corporate Strategy and Development responsible for the company’s strategic planning, business development, and M&A worldwide. Mr. Radway’s roles as the chief executive of NXT Capital and as president of Merrill Lynch Capital have provided him with extensive executive management, operational, and business strategy experience. He brings to the board the ability to analyze and oversee financial reporting and performance, as well as expertise in capital markets and financing initiatives, corporate strategy, and human resource development and retention.

CORPORATE GOVERNANCE AT CDK GLOBAL

Stephen F. Schuckenbrock	Chief Executive Officer of CROSSMARK Inc.

Age 58	Independent Director

Director Since	September 2016

Board Committees	Audit

Other Public Boards

None Director Qualification Highlights Digital Marketing Technology / Technologist Strategy CEO Experience
BIOGRAPHY

Mr. Schuckenbrock has served as the Chief Executive Officer of CROSSMARK Inc., a leading provider of sales, marketing and merchandising services for manufacturers and retailers, since 2014. Prior to joining CROSSMARK, he was the CEO of Accretive Health, and prior to that held numerous leadership positions at Dell. His career also includes management positions at EDS, IBM, PepsiCo and Frito Lay. He served as a director of Micro Focus International from February 2016 to April 2017, and has served on a number of boards, including Compuware, Staples, and AT Kearney. Mr. Schuckenbrock also serves on the advisory boards of Texas Christian University and Enactus, an international non-profit that inspires students to improve the world through entrepreneurial action. As a result of his current executive position at CROSSMARK Inc., as well as his former positions as a senior executive at other technology organizations and his significant board experience, Mr. Schuckenbrock provides the Board with extensive and relevant board, executive leadership, sales and marketing, and technology industry experience.

Frank S. Sowinski	Former Chief Financial Officer of Dun & Bradstreet

Age 62	Independent Director

Director Since	September 2014

Board Committees	Audit (Chair)

Other Public Boards

Buckeye GP LLC, general partner of Buckeye Partners, L.P. Director Qualification Highlights Digital Marketing Technology / Technologist Strategy Enterprise Risk Management
BIOGRAPHY

Mr. Sowinski serves as the lead independent director, and as a member of the nominating and corporate governance and audit committees of Buckeye GP LLC, general partner of Buckeye Partners, L.P., a publicly-traded master limited partnership that provides mid-stream energy logistics services. Since 2006, Mr. Sowinski has served as an operating executive for MidOcean Partners, a private equity firm that identifies, invests in, and manages portfolio companies focusing on business, information, and marketing services. In his capacity as an operating executive for MidOcean Partners, Mr. Sowinski previously served as Vice Chairman of The Allant Group, Inc. a marketing services group, and also previously served as Vice Chairman of Pre-Paid Legal Services, Inc. dba LegalShield, a specialized legal service products company. In 2002, he served as Chief Financial Officer of PricewaterhouseCoopers Consulting, a global consulting firm. Previously, Mr. Sowinski spent 17 years with the Dun & Bradstreet Corporation, where he served in numerous positions including Chief Financial Officer of the Dun & Bradstreet Corporation, as well as Executive Vice President of Global Marketing and President of the D&B Operating Company. Mr. Sowinski’s numerous operating roles have provided him with broad managerial and operational expertise. In addition, his extensive experience in financial management, including his roles as Chief Financial Officer of the Dun & Bradstreet Corporation and PricewaterhouseCoopers Consulting, provide him with expertise in enterprise risk management, corporate financial management, and financial reporting.

CORPORATE GOVERNANCE AT CDK GLOBAL

BOARD COMPOSITION AND REFRESHMENT

DIRECTOR SELECTION AND BOARD MEMBERSHIP CRITERIA

Recognizing that the selection of qualified directors is complex and crucial to our long-term success, the nominating and governance committee has established director qualification criteria for membership on the Board. When considering current directors for re-nomination to the Board, the nominating and governance committee assesses changes to any director’s qualifications, including their independence, and takes into account the performance of each director, which is part of the committee’s annual Board evaluation process. The nominating and governance committee then recommends actions for the Board to consider and adopt as it sees fit.

The nominating and governance committee has not established specific minimum age, education, experience, or skill requirements for potential members. Instead, the nominating and governance committee reviews the composition of the Board in light of the Company’s current challenges and needs and the current challenges and needs of the Board. Based on this review, the Board then determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, reputation, age, skills, education, training, background, and experience. All potential candidates should also possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights, and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out, and challenge questionable assumptions and disagree without being disagreeable. The nominating and governance committee values diversity as a factor in selecting nominees to serve on the Board and considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. The nominating and governance committee believes that the Board, as currently constituted, is well-balanced and that it fully and effectively addresses our needs.

Nominations of candidates for the Board by our stockholders for consideration at our 2019 Annual Meeting of Stockholders are subject to the deadlines and other requirements described on page 69 of this proxy statement.

BOARD AND COMMITTEE SELF-ASSESSMENTS

The nominating and governance committee oversees an annual self-assessment process, whereby each director is surveyed to obtain his or her evaluation of the Board as a whole and the committees on which he or she serves. The surveys solicit ideas from the directors about, among other things, improving quality of Board and committee discussions on key matters, and identifying specific issues which should be discussed in the future. After these evaluations are complete, our general counsel summarizes the results, provides a preview for the Chairman of the Board and the Chair of each committee and then submits the summaries for discussion by the nominating and governance committee. If necessary, action plans are developed by the nominating and governance committee and recommended for discussion by the full Board.

In addition, as part of the annual self-assessment process, the nominating and governance committee facilitates structural sessions in which directors are encouraged to provide feedback on the performance of their peers. The Chairman of the Board and/or the Chair of the nominating and governance committee communicate relevant feedback to each director and take further action as they deem appropriate.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

The nominating and governance committee oversees our orientation programs for new directors and continuing education programs for directors.

Each new director, after joining the Board, is provided with orientation regarding the Board and the Company’s operations. As part of this orientation, each new director has an opportunity to meet with members of our senior management team.

Directors are also provided with continuing education on various subjects that will assist them in discharging their duties. Such continuing education may include presentations by our management, the Board’s outside advisors or

CORPORATE GOVERNANCE AT CDK GLOBAL

other third party experts on our business, information security and system disruption, compliance efforts, applicable legal, regulatory or other developments or other matters as the Board, or the nominating and governance committee in its oversight of the Board’s continuing education program, may deem appropriate.

BOARD AND COMMITTEE GOVERNANCE

We have robust policies and procedures for our directors and management and our commitment to good corporate governance is integral to our business. Our key governance practices are described below.

THE BOARD'S ROLE IN STRATEGY OVERSIGHT

A key component of the Board's role is to provide guidance on and oversight of the Company's strategy. In connection with these responsibilities, the Board has an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently the Board’s decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s three standing committees the Board is directly involved in the Company’s strategic planning process.

Each year senior management convenes to review and refine the Company’s overall corporate strategy. Strategic areas of importance and specific operating priorities are identified, which, in turn inform the Company’s long-range planning. Some of the priorities will be short-term in focus; others will be based on longer time horizons. Senior management then reviews the conclusions reached with the Board at one or more meetings. These meetings involve both management presentations and input from the Board regarding the assumptions, priorities and strategies that form the basis for management’s operating plans.

At subsequent Board meetings, the Board continues to review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated authorizations. For example, in the summer, the Board typically reviews the Company’s overall annual performance and considers the operating budget and capital plan for the coming fiscal year. In this time period, the Board also usually finalizes specific criteria against which the Company’s performance will be evaluated. In addition, Board meetings held throughout the year target areas of the business for extended, focused Board input and discussion. These time frames are flexible, however, and the Board adjusts its meeting agendas and plans to reflect business priorities and developments.

The oversight and input provided is integral to the development and review of the Company’s strategic plan. Through this rigorous and interactive process, the Board encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board provides oversight with respect to our enterprise risk assessment and risk management activities that are designed to identify, prioritize, assess, monitor, and mitigate the various risks we confront, including risks that are related to the execution of our business transformation plan, the achievement of other elements of our operational and financial strategy, and information security and system disruption. The Board performs this oversight function periodically as part of its meetings and also through its three committees, each of which examines various components of enterprise risk as part of its assigned responsibilities. The committees report on risk oversight matters directly to the Board on a regular basis. Management is responsible for establishing and supervising day-to-day risk management processes and reporting to the Board and its committees as necessary.

The compensation committee oversees risks related to compensation matters. The nominating and governance committee oversees risks associated with Board structure and other governance policies and practices. The audit committee focuses on financial risks, including reviewing with management, our internal auditors, and our Independent Auditor our major financial risk exposures, the adequacy and effectiveness of internal control over financial reporting, and the steps management has taken to monitor and control financial risk exposures. In

CORPORATE GOVERNANCE AT CDK GLOBAL

addition, the audit committee reviews risks related to our financial reporting, and compliance with other applicable laws, regulations, and ethical standards. The audit committee regularly receives, reviews, and discusses with management presentations and analyses on various risks we confront.

BOARD LEADERSHIP STRUCTURE

Our corporate governance principles do not require the separation of the roles of Chairman of the Board and Chief Executive Officer because the Board believes that effective board leadership can depend on the skills and experience of, and personal interaction between, people in leadership roles. The Board is currently led by Mr. Brun, our independent non-executive Chairman of the Board. Mr. MacDonald, our President and Chief Executive Officer, serves as a member of the Board. The Board believes this leadership structure is in the best interests of our stockholders at this time. Separating these positions allows our Chief Executive Officer to focus on developing and implementing our business plans and supervising our day-to-day business operations, and allows our Chairman of the Board to lead the Board in its oversight, advisory, and risk management roles.

BOARD INDEPENDENCE

The Board is currently composed of eight non-employee directors and one employee director. The Board has established that nine directors will be the number that will constitute the full Board at the time of the Annual Meeting. Under our Corporate Governance Guidelines and the NASDAQ Stock Market (“NASDAQ”) listing standards, at least a majority of our Board must be independent. The Board’s standards of director independence are consistent with the NASDAQ listing standards. Directors meeting these standards are considered to be “independent.” The Board has affirmatively determined that all directors other than Mr. MacDonald meet these standards and are, therefore, considered to be independent directors. Mr. MacDonald does not meet these standards and is, therefore, not considered to be an independent director. Based on the these standards, all current members of the audit, compensation, and nominating and governance committees are independent.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

The Board has adopted Corporate Governance Guidelines. These guidelines address items such as the standards, qualifications, and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. The guidelines are subject to periodic review by the Board and to modification from time to time by the Board. The guidelines together with the charters of each of the Board’s audit, compensation, and nominating and governance committees are available under “Corporate Governance” in the “Investor Relations” section of our website at cdkglobal.com.

BOARD COMMITTEES

The Board has three standing committees: audit, compensation, and nominating and governance. The table below indicates the members of each Board committee. Mr. Tarkoff served as a member of the nominating and governance committee during fiscal 2018. Effective with Mr. Tarkoff's September 2018 resignation from the Board, Mr. Sowinski was appointed as a member of the nominating and governance committee.

	Audit	Compensation	Nominating and Governance
Leslie A. Brun (Chairman)
Willie A. Deese
Amy J. Hillman
Brian P. MacDonald
Eileen J. Martinson
Stephen A. Miles
Robert E. Radway	E

CORPORATE GOVERNANCE AT CDK GLOBAL

	Audit	Compensation	Nominating and Governance
Stephen F. Schuckenbrock
Frank S. Sowinski	E

= Committee Chair

E = Financial Expert

AUDIT COMMITTEE	PRINCIPAL FUNCTIONS

Met 10 times in fiscal 2018 Current Committee Members Frank S. Sowinski (Chair) Robert E. Radway Stephen F. Schuckenbrock	•
Oversee our accounting and financial reporting processes and related internal controls, the audit of our financial statements, and other matters as mandated under applicable laws, rules, and regulations;

•
Appoint, compensate, retain, and oversee the work of our Independent Auditor (including resolution of disagreements between management and our Independent Auditor regarding financial reporting), including for the purpose of preparing its audit report;

•
Review in advance and pre-approve all audit or non-audit services to be provided by our Independent Auditor, as permitted by Section 10A of the Exchange Act, and to approve all related fees and other terms of engagement;

	•	Review disclosures required to be included in our periodic reports filed under the Exchange Act;
	•	Review the performance of the internal auditors and our Independent Auditor, including the lead audit partner, on at least an annual basis;
	•	Review and advise on the appointment, replacement, or dismissal of our Chief Audit Executive; and
	•	Review, approve or ratify related persons transactions pursuant to our Related Persons Transaction Policy.

FINANCIAL EXPERTISE AND INDEPENDENCE

The Board has determined that all of the members of our audit committee satisfy the independence, financial sophistication, experience, and expertise requirements of our Corporate Governance Guidelines, Section 10A-3 of the Exchange Act, the applicable NASDAQ listing standards, and all other applicable regulatory requirements currently in effect.

The Board has also determined that Mr. Sowinski and Mr. Radway each qualify as an “audit committee financial expert” as such term is defined under the rules and regulations of the SEC.

REPORT

The audit committee report is set forth beginning on page 67 of this proxy statement.

CORPORATE GOVERNANCE AT CDK GLOBAL

COMPENSATION COMMITTEE	PRINCIPAL FUNCTIONS

Met five times in fiscal 2018 Current Committee Members Willie A. Deese (Chair) Eileen J. Martinson Robert E. Radway	•	Evaluate our Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation based on such evaluation;
	•	Evaluate our other executive officers’ performance and set their compensation based on such evaluations;
	•	Review and approve the performance targets for the Company’s performance-based cash and equity incentive plans; and
	•	Review and evaluate our compensation plans, policies, and programs for our executive officers.

INDEPENDENCE

The members of our compensation committee all satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NASDAQ listing standards and all other applicable regulatory requirements currently in effect.

REPORT

The compensation committee report is set forth on page 65 of this proxy statement

COMPENSATION ADVISOR

The compensation committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent external advisor. The compensation committee reviewed its relationship with FW Cook, considered FW Cook’s independence and the existence of potential conflicts of interest, and determined that the work of FW Cook did not raise any conflicts of interest in fiscal 2018. In making this assessment, the compensation committee considered various factors, including the independence factors enumerated in the compensation committee's charter, Rule 10C-1(b) under the Exchange Act, and applicable NASDAQ listing standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Willie Deese, Eileen Martinson, and Robert Radway served on the compensation committee for all of fiscal 2018. No member of the compensation committee is now, or was during fiscal 2018, an officer or employee of ours, and none of our executive officers serves, or served during fiscal 2018, as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of the Board or compensation committee. No member of the compensation committee had any relationship with us or any of our subsidiaries during fiscal 2018 pursuant to which disclosure would be required under our Related Persons Transactions Policy or applicable SEC rules pertaining to the disclosure of transactions with related persons.

CORPORATE GOVERNANCE AT CDK GLOBAL

NOMINATING AND GOVERNANCE COMMITTEE	PRINCIPAL FUNCTIONS

Met four times in fiscal 2018 Current Committee Members Amy J. Hillman (Chair) Stephen A. Miles Frank S. Sowinski	•	Identify individuals qualified to become members of the Board;
	•	Recommend to the Board director nominees;
	•	Review director compensation and recommend director compensation level to the Board for approval;
	•	Develop and recommend to the Board amendments to the Corporate Governance Guidelines;
	•	Oversee the evaluation of the Board and its members; and
	•	Develop and recommend to the Board succession plans for the Chief Executive Officer, interim Chief Executive Officer, and other executive officers.

INDEPENDENCE

The members of our nominating and governance committee all satisfy the independence requirements of our Corporate Governance Guidelines, the applicable NASDAQ listing standards, and all other applicable regulatory requirements currently in effect.

BOARD AND COMMITTEE MEETING ATTENDANCE

During fiscal 2018, the Board held 16 meetings, the audit committee held 10 meetings, the compensation committee held five meetings, and the nominating and governance committees held four meetings. Overall attendance at such meetings was approximately 92%. All of our directors attended at least 75%, in the aggregate, of the meetings of the Board and the committees of which they were members during the periods that they served on the Board during fiscal 2018. It is also our policy that our directors attend the Annual Meeting. Last year all directors attended the 2017 Annual Meeting.

EXECUTIVE SESSIONS

Executive sessions of the non-management directors are held during each Board meeting and the majority of committee meetings. Mr. Brun, our independent non-executive Chairman of the Board, presides at each executive session of the Board.

OUTSIDE ADVISORS

The Board and each of its principal committees may retain independent legal, financial, or other advisors of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the three principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

CORPORATE GOVERNANCE AT CDK GLOBAL

STOCKHOLDER COMMUNICATIONS

Engagement and transparency with our stockholders provide us with useful feedback on a wide variety of topics, including governance, compensation, stockholder communication, Board composition, stockholder proposals, business performance, and operations. This information is shared regularly with our management and the Board and considered in the processes that set the governance practices and our strategic direction. We also use stockholder feedback to better tailor the public information we provide to address the interests and inquiries of our stockholders.

We interact and communicate with our stockholders through a number of forums, including quarterly earnings presentations, SEC filings, annual meetings, investor conferences, and web communications.

In addition, the Board has endorsed the Shareholder-Director Exchange (“SDX”) Protocol as a guide for effective, mutually beneficial engagement between our stockholders and directors. The Board believes that management should speak for the Company and that the Chairman of the Board should speak for the Board. During fiscal 2018, the Chairman of the Board met with stockholders to discuss a variety of topics, including our strategy and performance.

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board, we have adopted the following procedures for communications to directors. Stockholders and other interested persons may communicate with the Board by written communications addressed in care of Lee J. Brunz, our Secretary, at CDK Global, Inc., 1950 Hassell Road, Hoffman Estates, IL 60169.

All communications received in accordance with these procedures will be reviewed initially by our Secretary who will relay all such communications to the appropriate director or directors unless it is determined that the communication: (i) does not relate to our business or affairs or the functioning or constitution of the Board or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable laws and regulations relating to the disclosure of information.

The Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

In addition, anyone who has a concern about the Company's conduct or about the Company's accounting, internal accounting controls or auditing matters may communicate those concerns directly to the audit committee. Such communications may be confidential or anonymous and may be submitted electronically, by phone or in writing to:

•	The Company’s Ethics Hotline at (800) 461-9330; CDK Global, Inc., 1950 Hassell Road, Hoffman Estates, IL 60169; or online via the Internet at www.convercent.com/report; or
•	The Legal Department at (847) 397-1700 (ask to speak to the general counsel or other attorney designated to handle ethics matters); or
•	The audit committee in writing to the attention of the Audit Committee of CDK Global, Inc., 1950 Hassell Road, Hoffman Estates, IL 60169.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our executive officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The Code of Ethics may be viewed on our website at www.cdkglobal.com under “Corporate Governance” in the “Investor Relations” section. In the event we

CORPORATE GOVERNANCE AT CDK GLOBAL

amend or waive any of the provisions of the Code of Ethics applicable to any of our directors, our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act, we intend to disclose these actions on our website within four business days following the date of the amendment or waiver. No such waivers were made during fiscal 2018.

Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive officer, and employee and we expect them to conduct themselves with the highest degree of integrity, ethics, and honesty. In order to better protect us and our stockholders, we regularly review our Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees.

CORPORATE HOTLINE

We have established an independent CDK Global Ethics Hotline, utilizing a global internet and telephone information and reporting service, to allow any employee, director, or vendor to confidentially and anonymously: (i) ask questions about our Code of Ethics and other ethics and compliance issues; and (ii) submit a report or complaint about any potential accounting, internal control, auditing, Code of Ethics, or other violation or matter of concern (unless prohibited by local privacy laws in the jurisdiction of the reporting employee, in which case an alternate inquiry and reporting system has been implemented).

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

We have adopted a written Related Persons Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our audit committee. In accordance with the policy, our audit committee has overall responsibility for implementation of and compliance with the policy. A “related person” means a director, executive officer, or beneficial holder of more than 5% of our outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related persons transaction. For purposes of the policy, a “related persons transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are, or will be a participant and the amount involved exceeded, exceeds, or will exceed $120,000 and in which any related person (as defined in the policy) had, has, or will have a direct or indirect material interest. A “related persons transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by the Board, the compensation committee, or a group of independent directors performing a similar function. Further, we have determined that “related persons transactions” do not include transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

The policy requires that notice of a proposed related persons transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related persons transaction, the proposed transaction will be submitted to our audit committee for consideration at its next meeting or, in those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next audit committee meeting, to the Chair of the audit committee. Under the policy, our audit committee or the Chair of the audit committee, as applicable, may approve only those related persons transactions that: (i) are in our best interests; or (ii) are not inconsistent with our best interests. In the event that we become aware of a related persons transaction that has not been previously reviewed, approved, or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee or Chair of the audit committee so that it may determine whether to ratify, rescind, or terminate the related persons transaction.

CORPORATE GOVERNANCE AT CDK GLOBAL

The policy also provides that the audit committee will review certain previously approved or ratified related persons transactions that are ongoing to determine whether the related persons transaction remains in our best interests and the best interests of our stockholders.

Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related persons transaction of which they, or any of their immediate family members, may be a party or of which they may be aware.

RELATED PERSONS TRANSACTIONS

Mr. Tarkoff served as a member of the Board from June 2016 through September 2018, and is the former President and Chief Executive Officer of Lithium Technologies. In June 2017, we entered into a three-year agreement with Lithium Technologies pursuant to which Lithium Technologies agreed to provide subscription and professional services to us in support of our automotive retail and adjacent industry solutions in exchange for an aggregate fee of up to $955,000. In fiscal 2018, we made payments of approximately $108,000 to Lithium Technologies. In June 2017, the agreement with Lithium Technologies was approved by the Board, including all of the members of the audit committee in accordance with the policy, and was subsequently reviewed and affirmed by the audit committee during fiscal 2018. Mr. Tarkoff resigned as President and Chief Executive Officer of Lithium Technologies in February 2018, and resigned as a director of the Company in September 2018.

Ron L. Frey has served as an executive officer of the Company since April 2017. On April 3, 2018, the Company acquired 100% of the membership interests of Progressus Media LLC (“Progressus”). Mr. Frey had an advisory relationship with Progressus that entitled him to a portion of the proceeds from a sale of Progressus under a unit appreciation rights agreement. The acquisition was made pursuant to a membership interest purchase agreement with customary representations, warranties, covenants, and indemnities by Progressus and the Company. The membership interest purchase agreement was approved by the Board, including all of the members of the audit committee in accordance with the policy. The acquisition date fair value of the total consideration transferred was $22.2 million which consists primarily of an initial cash price of $16.2 million, net of cash acquired, the fair value of the holdback provision of $0.3 million and the fair value of contingent consideration of $5.7 million, which is payable upon achievement of certain milestones and metrics over a three year period ending on March 31, 2021. At the time of the closing, $500,000 of the Company's initial cash price was paid to Mr. Frey to settle Progressus' obligation under the terms of the unit appreciation rights agreement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The compensation program for non-employee directors is designed to: (i) fairly pay directors for the work required at a company of our size and scope; (ii) align directors’ interests with the long-term interests of our stockholders; and (iii) be simple, transparent, and easy for our stockholders to understand.

OVERVIEW

For the service year beginning immediately after the 2017 Annual Meeting, our non-employee directors received base annual compensation as shown in the table below. There are no additional meeting fees. The Chairman of the Board and the Chairperson of each Board committee receive additional compensation due to the workload and broad responsibilities of these positions.

All non-employee directors	$280,000
Chairman of the Board*	$150,000
Chair of the audit committee*	$20,000
Chair of the compensation committee*	$15,000
Chair of the nominating and governance committee*	$10,000
*	The Chairman's retainer and each committee Chair retainer are paid in addition to the regular retainer amount for all non-employee directors.

CORPORATE GOVERNANCE AT CDK GLOBAL

FORM OF PAYMENT

Of the $280,000 retainer, $165,000 is paid in the form of restricted stock units (“RSUs”) and $115,000 may, at the election of each director, be paid in cash or in deferred stock units (“DSUs”). One-half of the additional $150,000 paid to the Chairman is paid in the form of mandatory DSUs and one-half may, at the election of the Chairman, be paid in cash or in DSUs. 100% of the committee Chair compensation is paid in cash or DSUs at the election of each committee Chair.

TIME OF PAYMENT

Equity awards, including mandatory and elective DSUs, are granted in full on or about the date of each annual meeting. Directors who elect to be paid in cash are paid the cash portion of their compensation quarterly in arrears beginning with the quarter following the effective date of appointment, and subsequently, beginning with the quarter following each annual meeting.

HOW NON-EMPLOYEE DIRECTOR RSUs WORK

The restricted period with respect to the RSUs lapses on the earlier of one year from the grant date and the date of our next annual meeting of stockholders. Upon the lapse of the restricted period, the RSUs either settle or convert to DSUs based on the prior election of each director. If converted to DSUs, when a dividend is paid on our common stock after the lapse of the restricted period, but prior to a director ceasing to serve on the Board, such director’s account is credited with a dividend equivalent in an amount equal to the cash dividend. When a director ceases to serve on the Board, such director will receive a number of shares of common stock equal to the number of converted DSUs in such director’s account and a cash payment equal to the dividend equivalents accrued, without interest. Non-employee directors do not have any voting rights with respect to their RSUs or the converted DSUs.

HOW NON-EMPLOYEE DIRECTOR DSUs WORK

DSUs are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with a dividend equivalent in an amount equal to the cash dividend. When a director ceases to serve on the Board, such director will receive a number of shares of common stock equal to the number of DSUs in such director’s account and a cash payment equal to the dividend equivalents accrued, without interest. Non-employee directors do not have any voting rights with respect to their DSUs.

ONE-TIME RETAINER

During fiscal 2018, in support of the Board's oversight responsibilities for the Company's fiscal 2019 strategic plan, and at the request of the Chairman, Mr. Tarkoff provided supplemental strategic planning review and oversight duties for the Board. In recognition of the additional workload that he assumed, on August 7, 2018, the Board approved a $60,000 one-time supplemental cash retainer for Mr. Tarkoff.

CHANGES TO DIRECTOR COMPENSATION

The nominating and governance committee periodically reviews director compensation and recommends any changes to the Board for approval. Based on the recommendation of the nominating and governance committee, the Board last approved an adjustment to director compensation in connection with the 2017 review for the service year beginning immediately after the 2017 Annual Meeting. The approval superseded the prior adjustment made immediately after the 2015 Annual Meeting, and increased each non-employee director's base annual compensation by $35,000, of which $20,000 is in the form of RSUs and $15,000 is elective, and increased the audit committee Chair retainer by $5,000 to $20,000.

CORPORATE GOVERNANCE AT CDK GLOBAL

STOCK OWNERSHIP REQUIREMENTS FOR NON-EMPLOYEE DIRECTORS

The stock ownership requirements set forth in the Corporate Governance Guidelines are intended to promote ownership in our stock by our non-employee directors and to align their financial interests more closely with those of our other stockholders. Each non-employee director is required to hold a minimum level of ownership of our common stock and/or DSUs while serving as a director, equal to five times the annual cash retainer payable to each director (excluding committee chair retainers, but including the Chairman's retainer and without regard to DSU elections). RSUs for which the restricted period has not lapsed do not count toward the ownership requirements. Directors will retain all shares of our common stock received pursuant to their service as a Board member until this minimum level is reached. Each director has five years from the date of his or her first election to the Board to attain this ownership threshold. In addition, non-employee directors are required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price, taxes, and broker commissions. As of the end of fiscal 2018, the non-employee directors had satisfied, or progressed toward, the stock ownership guidelines as follows:

ANTI-HEDGING, ANTI-SHORT SALE, AND ANTI-PLEDGING POLICY

Our Insider Trading Policy prohibits directors, executive officers, and employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our directors, executive officers, and employees are also prohibited from engaging in short sales related to our common stock. The policy also prohibits any pledging of our common stock, including holding common stock in a margin account.

CORPORATE GOVERNANCE AT CDK GLOBAL

DIRECTOR COMPENSATION TABLE FOR FISCAL 2018

The following table presents compensation for our non-employee directors for fiscal 2018.

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
Leslie A. Brun	183,750	237,500	421,250
Willie A. Deese	123,750	162,500	286,250
Amy J. Hillman	182,500	162,500	345,000
Eileen J. Martinson	110,500	162,500	273,000
Stephen A. Miles	108,750	162,500	271,250
Robert E. Radway	167,500	162,500	330,000
Stephen F. Schuckenbrock	113,125	162,500	275,625
Frank S. Sowinski	123,750	162,500	286,250
Robert M. Tarkoff	227,500	162,500	390,000

Footnotes:

1.	The fees disclosed include all fees earned or paid in cash during fiscal 2018. For fiscal 2018, these fees were composed of: (i) the quarterly Board, committee Chair and incremental Chairman of the Board retainer payments made in July and October of 2017, which represented the final two quarterly payments for the service year that began immediately after the 2016 Annual Meeting; (ii) the quarterly Board and committee retainer payments made in January and March of 2018, which represented the first two quarterly payments for the service year that began immediately after the 2017 Annual Meeting; (iii) the elective DSUs granted in full in November 2017 to each of the non-employee directors for the service year that began immediately after the 2017 Annual Meeting; and (iv) the one-time supplemental cash retainer payment earned by Mr. Tarkoff. For the service year that began immediately after the 2017 Annual Meeting, all of the non-employee directors elected to receive 100% of the elective portion of their retainers in cash except as follows: Ms. Hillman (0% cash); Ms. Martinson (80% cash); Mr. Radway (0% cash); Mr. Schuckenbrock (50% cash); and Mr. Tarkoff (0% cash). Because, Ms. Hillman, Mr. Radway, and Mr. Tarkoff had previously elected to receive 100% of the elective portion of their retainers in cash for the service year that began immediately after the 2016 Annual Meeting and then elected to receive 100% in DSUs for the service year that began immediately after the 2017 Annual Meeting, they each have portions of compensation for two years reported in this table.
2.	The stock awards disclosed include the following stock awards granted during fiscal 2018: (i) RSUs granted in November 2017 to each of the non-employee directors for the service year that began immediately after the 2017 Annual Meeting; and (ii) mandatory DSUs granted in November 2017 to the Chairman of the Board for the service year that began immediately after the 2017 Annual Meeting. Stock award compensation amounts reflect the aggregate grant date fair value of the stock awards without regard to forfeitures, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). This amount does not reflect the actual economic value realized by each non-employee director.

As of June 30, 2018, each non-employee director held 2,467 RSUs for which the restricted period had not lapsed.

As of June 30, 2018, each non-employee director held the following quantity of DSUs, exclusive of cash-settled dividend equivalents earned: Mr. Brun, 21,153; Mr. Deese, 13,674; Ms. Hillman, 20,809; Ms. Martinson, 3,770; Mr. Miles, 15,323; Mr. Radway, 14,452; Mr. Schuckenbrock, 4,842; Mr. Sowinski, 13,674; and Mr. Tarkoff, 5,425.

As of June 30, 2018, each non-employee director held the following quantity of outstanding stock options: Mr. Brun, 15,384; Mr. Deese, 15,384; Ms. Hillman, 15,384; Ms. Martinson, 0; Mr. Miles, 0; Mr. Radway, 15,384; Mr. Schuckenbrock, 0; Mr. Sowinski, 15,384; and Mr. Tarkoff, 0.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 2: AN ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, the Board believes that our long-term success depends in large measure on the talents and efforts of our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. The principal underpinnings of our compensation system are an acute focus on performance, stockholder alignment, sensitivity to the relevant marketplace, and a long-term orientation.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say on pay,” to approve the compensation paid to our Named Executive Officers (“NEOs”) as disclosed in the CD&A, the compensation tables and the related narrative disclosure contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

This advisory proposal is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board, and accordingly, the Board and the compensation committee intend to consider the results of this vote when making determinations in the future regarding NEO compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board recommends that you vote FOR the approval of the compensation of our NEOs because, as discussed in these disclosures, the Board believes that our compensation policies and decisions are effective in achieving our goals. Therefore, the Board recommends that our stockholders adopt the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

RESULTS OF 2017 STOCKHOLDER ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The compensation committee considers the outcome of prior stockholder advisory votes to approve compensation of our named executive officers when making future decisions relating to the compensation of the executive officers identified in the CD&A and our executive compensation programs and policies.

At the 2017 Annual Meeting, stockholders expressed their support of our fiscal 2017 executive compensation programs with approximately 79% of the votes cast for approval of the “say on pay” proposal, which was a decrease from the average of 96% program support for 2015 and 2016.

We anticipated a modest reduction in “say on pay” support in response to the decision to grant long-term equity incentive compensation awards for both fiscal 2017 and fiscal 2018 during fiscal 2017. The compensation committee believes that the combined grants were well-timed and an important part of the fiscal 2017 compensation mix designed to closely align executive compensation with the Company's business transformation plan intended to build sustainable long-term stockholder value. The compensation committee also believes that such awards were carefully designed to be consistent with the Company's strategic-planning process and high ethical standards in that the “pull forward” equity awards will vest as if actually awarded in fiscal 2018, are predominantly performance-conditioned, and are based on financial measures with rigorous goals.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Nevertheless, we were disappointed with the results of the vote and wanted to hear from our stockholders what drove the decrease in support. Following the 2017 Annual Meeting, we engaged in direct dialogue with stockholders holding more than 25% of our outstanding common stock. We understand that stockholders were concerned about our grant of fiscal 2018 “pull forward” equity awards during fiscal 2017 and their impact on the amount of total equity awarded during fiscal 2017. In response, we have maintained our commitment not to make additional regular annual equity awards during fiscal 2018. We will continue to engage in direct dialogue with our stockholders regarding our executive compensation programs and policies to ensure that investors understand the manner in which our policies support our long-term strategic objectives.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and summarizes the material components of our fiscal 2018 executive compensation program for our NEOs. Our NEOs for fiscal 2018 were:

•	Brian P. MacDonald, President, Chief Executive Officer and Director;
•	Joseph A. Tautges, Executive Vice President, Chief Financial Officer;
•	Daniel P. Flynn, President, CDK North America;
•	Amy W. Byrne, Executive Vice President, Chief Human Resources Officer;
•	Dean W. Crutchfield, Executive Vice President, Chief Information Officer; and
•	Lee J. Brunz, Executive Vice President, General Counsel and Secretary, and Interim Chief Financial Officer.

Mr. Brunz served as Interim Chief Financial Officer from June 1, 2017, to August 9, 2017, the date on which Joseph A. Tautges began service as Chief Financial Officer.

EXECUTIVE SUMMARY

Our executive compensation program is designed to create long-term stockholder value by aligning the interests of our executive officers with those of our stockholders. In order to accomplish this objective, we provide a competitive executive compensation program that enables us to attract and retain highly talented individuals, and we link their pay directly to the achievement of performance goals designed to foster the creation of sustainable long-term stockholder value.

Fiscal 2018 Performance Highlights

Fiscal 2018 was a pivotal year for CDK Global. We exceeded our three-year business transformation plan adjusted EBITDA growth and margin expansion targets originally set at the end of fiscal 2015 and met our commitment to return $750 million to $1 billion of capital to our stockholders during calendar year 2017. At the same time, we grew diluted net earnings per share by 40% on a GAAP basis, and 27% on a non-GAAP adjusted basis. We also executed on our leadership succession plan and transitioned to a new CFO and a new President of our largest segment, Retail Sales North America.

We accomplished all of this while also implementing strategic actions to re-energize our transformed business for future growth. We enhanced our product portfolio through strategic acquisitions, including Dealer Dashboard Enterprises, a leader in reporting solutions for auto dealers, and Progressus Media, a specialty provider of mobile advertising solutions for dealerships, agencies, and automotive marketing companies. In addition, we announced innovative product initiatives, including Drive Flex DMSaaS, a cloud-based DMS product focused on smaller dealerships, and Fortellis Automotive Commerce Exchange, a technology platform focused on allowing developers, OEMs and dealers to leverage, build, innovate, and securely integrate solutions and workflows to transform their businesses.

In spite of these accomplishments, we were disappointed with our revenue growth for fiscal 2018. We entered fiscal 2019 focused on growing our revenue, while also continuing the business transformation plan in support of our adjusted EBITDA and capital return targets.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Fiscal 2018 Operating Results1

1 Financial results, including the GAAP to non-GAAP reconciliations, are reflected as reported in the Company's Annual Report on Form 10-K for fiscal 2018.

Business Transformation Plan Results1

1 Financial results, including the GAAP to non-GAAP reconciliations, are reflected as reported to the Company’s Annual Report on Form 10-K for fiscal 2018.

Return to Stockholders

Return of Capital

In January 2017, the Board authorized us to repurchase up to $2.0 billion of our common stock as part of return of capital plan through which we expect to return approximately $750.0 million to $1.0 billion per calendar year through calendar 2019 via a combination of dividends and share repurchases. Consistent with that goal, during calendar year 2017, we returned $755.0 million of capital to stockholders.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Total Stockholder Return

We have delivered significant long-term TSR as evidenced by the chart below, which shows how a $100 investment in CDK Global on October 1, 2014 (the date of our spin-off from ADP) would have grown to $216 on June 30, 2018, assuming all cash dividends were reinvested. The chart also compares the TSR on an investment in our common stock to the same investment in the: (i) Standard & Poor's (S&P) 500 Index, (ii) S&P MidCap 400 Index, and (iii) S&P 400 Information Technology Index over the same period.

The comparisons in the graph above are based upon historical data and are not indicative of, or intended to forecast, future performance of our common stock. The graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Fiscal 2018 Executive Compensation Highlights

Cash Compensation

Base Salary

We provide competitive fixed, non-variable compensation for the expertise and knowledge that each executive brings to his or her role, thereby mitigating pressure to support high-risk business strategies.

Annual Incentive Cash Bonus

We provide an annual incentive cash bonus to align each senior executive's interests with our stockholders’ interests, and to reinforce key strategic initiatives and encourage superior individual performance. Annual incentive cash bonus payments are made to executive officers under the 2014 Plan, which was approved by stockholders at our 2015 Annual Meeting. The payouts are limited to 200% of target. For fiscal 2018, bonus achievement was based on the following performance measure targets and weights: (i) fiscal 2018 adjusted EBITDA margin of 35.5% (25%); (ii) fiscal 2018 adjusted EBITDA of $813 million (20%); (iii) fiscal 2018 global revenue growth of 4% (20%); (iv) fiscal 2018 global sales of $328 million (15%); and (v) individual MBOs (20%).

While the Company exceeded its three-year business transformation plan adjusted EBITDA margin target, actual overall achievement against the fiscal 2018 bonus plan objectives was mixed. The Company achieved its adjusted EBITDA margin and global sales targets, but did not meet the adjusted EBITDA or global revenue growth targets. This resulted in a 70.9% calculated payout versus the 80% target payout for all non-MBO financial measures. The compensation committee then applied negative discretion to yield an overall achievement of 60% on all non-MBO financial targets. The calculation of our fiscal 2018 annual incentive cash bonus payout is described in more detail below under “Compensation Review and Determination - Cash Compensation - Annual Incentive Cash Bonus.”

Long Term Equity Incentive Compensation

Performance Stock Units and Stock Options

The Company's fiscal 2018 long-term equity incentive compensation for its executives consisted of grants of PSUs for 70% of total award value, which cliff vest at the end of a three-year performance period based on actual achievement of performance goals set at the time of the grant, and stock options for the remaining 30% of total award value, which have pro rata annual vesting over four years. In fiscal 2017, the compensation committee approved grants of both fiscal 2017 and fiscal 2018 PSUs and stock options for all executives, including the Chief Executive Officer. The fiscal 2018 PSUs and stock options granted in fiscal 2017 are referred to as “pull forward” awards.

At the time of the grant, the “pull forward” PSU and stock option vesting schedules were set by the compensation committee as if the awards were made in fiscal 2018. As an additional condition to the grant, the compensation committee determined that recipients of fiscal 2018 “pull forward” awards would forgo receipt of any additional regular annual long-term equity incentive awards in fiscal 2018.

The compensation committee maintained its commitment to forgo additional regular annual awards in fiscal 2018. Accordingly, the only equity awards granted in fiscal 2018 were to Mr. Tautges in connection with his first year of service with the Company, and special one-time grants of: (i) restricted stock awarded to Mr. Brunz in recognition for his services as interim chief financial officer during fiscal 2017 and fiscal 2018, and interim chief human resources officer during fiscal 2017; and (ii) restricted stock and fiscal 2018 PSUs awarded to Mr. Flynn to encourage retention in recognition of his criticality to the success of the business transformation plan.

Settlement of Fiscal 2016 Performance Stock Units

Our executives, including the NEOs, with the exception of Mr. Tautges, Ms. Byrne, and Mr. Crutchfield, were awarded fiscal 2016 PSUs which had a three-year performance period that ran from July 1, 2015, to June 30, 2018. Performance goals for the period were set by the compensation committee in September 2015. The primary performance goal was aligned with our three-year business transformation plan adjusted EBITDA margin goal of 35% for full-year fiscal 2018, such that achievement of the business transformation plan goal would result in a maximum number of PSUs earned at 200% of target. The number of PSUs earned was subject to further

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

adjustment depending on the TSR of our common stock during the performance period compared against a performance peer group of companies in similar GICS codes, as well as digital advertising and marketing companies. Lastly, if our compounded annual revenue growth over the performance period cycle was below 3%, awards would be capped at 100% of target.

The fiscal 2016 PSUs were settled at 162.5% of target. This is based on achievement at 200% of target for our fiscal 2018 adjusted EBITDA margin of 35.9%, multiplied by 81.25% for our three-year TSR ranking at the 31st percentile. Finally, the payout was not subject to the cap because our compounded annual revenue growth of 3.7% exceeded the 3% floor. Our PSU awards are described in more detail below under “Compensation Review and Determination - Long-Term Equity Incentive Compensation - Performance-Based Stock Units.”

Total Direct Compensation

A summary of fiscal 2018 total direct compensation for our NEOs is set forth in the following table, and additional detail is presented in the subsequent discussion as well as the tables and narratives that follow this CD&A. The amounts reported in this table differ substantially from the amounts reported in the Summary Compensation Table calculated based on SEC rules. This table supplements, but is not a substitute for the Summary Compensation Table.

Fiscal 2018 Total Direct Compensation
Named Executive Officer	Base Salary ($)[1]	Annual Bonus ($)	PSUs ($)[2]	Stock Options ($)[3]	Restricted Stock/ Units ($)[4]	Other Bonuses[5]	Total ($)
MacDonald, Brian P.	925,000	1,116,000	—	—	—	—	2,041,000
Tautges, Joseph A.	595,833	418,735	972,914	389,998	749,943	400,000	3,527,423
Flynn, Daniel P.	425,000	237,600	534,539	—	499,962	—	1,697,101
Byrne, Amy W.	370,000	195,360	—	—	—	—	565,360
Crutchfield, Dean W.	351,666	174,660	—	—	—	—	526,326
Brunz, Lee J.	393,333	196,800	—	—	499,962	—	1,090,095
1.	Mr. Tautges' displayed salary has been prorated based on his 11 months of fiscal 2018 employment.
2.	In accordance with ASC 718, PSUs are deemed granted when the performance target is established. The PSU amounts include the grant date fair value of the fiscal 2018 PSU target awards, which vest on June 30, 2020. The PSU amounts are the same amounts included within Stock Awards in the “Summary Compensation Table for Fiscal 2018” on page 52 of this proxy statement. Mr. Tautges' grant is his annual fiscal 2018 grant included as part of his offer letter. Mr. Flynn's award is to retain him for his criticality and link his compensation to the success of CDK's transformational and operational efforts.
3.	Stock option amounts represent the grant date fair value of the fiscal 2018 awards, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal 2018” on page 52 of this proxy statement. Mr. Tautges' grant is his annual fiscal 2018 grant included as part of his offer letter.
4.	Mr. Tautges received a sign-on restricted stock award as part of his compensation offer. Mr. Flynn received a restricted stock award to retain him for his criticality to the success of CDK's transformational and operational efforts. Mr. Brunz received a restricted stock award in recognition of his contributions and performance as interim Chief Human Resources Officer and Chief Financial Officer.
5.	Sign-on bonus paid to Mr. Tautges.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In order to show the effect that the grant of fiscal 2018 “pull-forward” awards made during fiscal 2017 had on fiscal 2018 total direct compensation, we have included the following table that shows fiscal 2018 total direct compensation plus the fiscal 2018 “pull-forward” awards. The amounts reported in this table differ substantially from the amounts reported in the Summary Compensation Table calculated based on SEC rules. This table supplements, but is not a substitute for the Summary Compensation Table.

	Fiscal 2018 Total Direct Compensation	Fiscal 2018 Total Direct Compensation Adjusted to Show the Impact of “pull-forward” awards granted in fiscal 2017
Named Executive Officer	Total ($)	Fiscal 2018 Pull-Forward Stock Awards ($)	Fiscal 2018 Pull-Forward Option Awards ($)	Total with Fiscal 2018 Pull-Forward Awards ($)
MacDonald, Brian P.	2,041,000	3,813,927	1,499,991	7,354,918
Tautges, Joseph A.	3,527,423	—	—	3,527,423
Flynn, Daniel P.	1,697,101	381,367	149,995	2,228,463
Byrne, Amy W.	565,360	279,956	119,990	965,306
Crutchfield, Dean W.	526,326	305,055	119,999	951,380
Brunz, Lee J.	1,090,095	305,055	119,999	1,515,149

COMPENSATION PRINCIPLES

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that an executive’s compensation should be:

•	based on (i) our overall performance and (ii) the executive’s individual performance;
•	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value;
•	competitive, in order to attract and retain executives critical to our long-term success;
•	consistent with high standards of corporate governance and best practices; and
•	designed so as not to encourage executives to take excessive risks or behave in ways that are inconsistent with our strategic-planning processes and high ethical standards.

Our compensation programs are designed so that target pay reflects the market for the executive’s skills and experience, and relative levels of responsibility among our key executives. In addition, the proportion of pay tied to operating performance and changes in stockholder value varies directly with executives’ levels of responsibility and accountability to stockholders. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has ranges for base salary, total annual cash compensation, and annual equity grants. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

We design our performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may vary above or below targeted levels depending on our overall performance and the achievement of individual performance goals. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve superior results. We also believe that it is important for our executive officers and other senior executives to have an ongoing long-term investment in us as outlined in this proxy statement under “Stock Ownership Guidelines.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

GOOD GOVERNANCE AND BEST PRACTICES

We are committed to ensuring that our compensation programs reflect principles of good governance. The following practices are key aspects of our compensation program:

What We Do	What We Don’t Do
Structure a majority of pay as performance-based and not guaranteed	Permit employees to hedge, short-sell, or pledge our common stock
Mitigate undue risk in compensation programs	Reprice or buy out underwater stock options without shareholder approval
Include clawback provisions in our cash and equity incentive programs	Grant discounted stock options
Maintain stock ownership guidelines, including holding requirements to encourage share ownership by executives	Gross up employees for taxes under Internal Revenue Code (the “Code”) 280G or 409A
Include “double-trigger” treatment on change in control payments made under the Change in Control Plan	Pay current cash dividends on unearned PSUs or RSUs
Provide limited perquisites
Use an independent compensation consultant

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

ELEMENTS OF COMPENSATION

The following table summarizes the major elements of our fiscal 2018 executive officer compensation programs:

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, pay grade, competitive compensation data, and comparison to our other executives
Annual Incentive Cash Bonus	To motivate executive officers to achieve Company-wide and individual performance goals	•	80% of bonus opportunity based on financial objectives, 20% based on individual strategic objectives
		•	Financial objectives and targets aligned with business strategy to grow revenue and increase margins
		•	Annual cash bonus payout range of 0-200%
PSU Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	•	PSUs represent 70% of long-term incentive grant value
		•	Granted annually (with the exception of the fiscal 2018 “pull-forward” awards granted in fiscal 2017) based on pay grades and individual performance
		•	Based on a three-year performance period
•
Performance metrics are aligned with the business transformation plan; fiscal 2018 pull forward award performance is measured against (i) adjusted EBITDA margin during fiscal 2018 (weighted 1∕3), and (ii) adjusted EBITDA growth during fiscal 2019 and fiscal 2020 (weighted 2∕3)

•
For the three-year performance period, our TSR will be compared to a selected peer group of companies in similar GICS codes as CDK, which can adjust the PSU award (upward and downward) and thereby focus executives to drive long-term value to stockholders

		•	If our compounded annual revenue growth is below 3% for the respective three-year performance period, final awards cannot exceed 100% of target
		•	PSUs have a payout range of 0-250% of target, including the TSR modifier
Stock Options	To align the interests of executive officers with long-term stockholders’ interests and ensure that realized compensation occurs only when there is an increase in stockholder value	•	Stock options represent 30% of long-term incentive grant value
		•	Granted annually (with the exception of the fiscal 2018 “pull-forward” awards granted in fiscal 2017) based on pay grades and individual performance
		•	Grants vest in equal installments over four years (fiscal 2018 “pull-forward” stock option grant vests on the second, third, fourth and fifth anniversaries of the grant date)

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Consistent with a pay-for-performance philosophy, compensation for Mr. MacDonald and the other NEOs is structured so that a significant portion of their total compensation is at-risk and paid based on meeting certain performance goals. The mix of target total direct compensation (base salary, cash bonus, and long-term incentive awards) for fiscal 2018 was designed to deliver the following approximate proportions of total compensation to Mr. MacDonald and the other NEOs (on average) if Company-wide and individual target levels of performance are achieved. Mr. MacDonald’s higher portion of at-risk compensation reflects his greater responsibility for overall Company performance.

CEO and NEO Total Direct Compensation Mix at Target

CEO[1]
NEOs[1] (Average)
12%
18%
50%
20%
AT RISK - 88%
LONG TERM - 70%
33%
21%
33%
13%
AT RISK - 67%
LONG TERM - 46%
Base Salary
Annual Cash Bonus
PSUs
Stock Options

1.	The total direct compensation mix includes: (i) the fiscal 2018 “pull-forward” equity awards granted in fiscal 2017; and (ii) PSU and stock option awards granted to Mr. Tautges in August 2017 and Ms. Byrne in June 2017 as part of their employment offers, and excludes special one-time: (a) restricted stock awards granted to Messrs. Tautges, Flynn, and Brunz; and (b) PSU awards granted to Mr. Flynn.

COMPENSATION REVIEW AND DETERMINATION

Role of the Compensation Committee

The compensation committee oversees and administers our executive compensation programs. Either before or near the beginning of the fiscal year the compensation committee reviews the executive compensation program and establishes base salaries, target annual cash bonus opportunities, and long-term incentive awards for executives and other eligible employees.

The compensation committee examines summary compensation sheets detailing the amounts and mix of base salary, cash bonus, and long-term equity incentives for each of the NEOs, which compare the amounts and mix to competitive compensation levels. We generally target base salary, annual cash bonus, and long-term equity incentives at the median of competitive compensation levels, but will set targets above or below the median when warranted in the judgment of the compensation committee. The degree to which target compensation ranges are above or below the median competitive rate is based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with a long tenure in their role may be positioned higher in the range.

Role of the Compensation Adviser

Our compensation committee has engaged FW Cook as its independent external advisor to provide assistance with the design of our compensation programs regarding the amount and types of compensation that we provide our executives, and how these compare to peer company compensation practices. In June 2017, FW Cook examined the competitiveness of senior executive compensation levels and the Company’s aggregate share usage, dilution, and fair value cost of long-term incentives for all participants, which was used for setting fiscal 2018 target total compensation.

Representatives of FW Cook attend meetings of the compensation committee as requested and may also communicate with the Chair of the compensation committee outside of meetings. As part of its ongoing support to our compensation committee, FW Cook also reviews executive compensation disclosures, reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

management that are presented at the committee’s meetings. FW Cook also advises our nominating and governance committee on director compensation and conducts biennial competitive reviews of director compensation.

Role of Competitive Market Data

Survey Market Data

With respect to the total cash and long-term incentive compensation for our Chief Executive Officer and other NEOs, the compensation committee reviews competitive compensation market data based on compensation surveys reflecting the pay practices of publicly traded companies and our compensation peer group, discussed below, as a second market reference. The surveys used were the Willis Towers Watson U.S. General Industry Executive Database, the Aon Hewitt U.S. Total Compensation Measurement Executive Survey, and the Radford Global Technology Survey. The general industry surveys are weighted 50% and the technology survey is weighted 50%. In benchmarking compensation levels against the survey data, the compensation committee considered only the aggregated survey data, and the identity of the companies included in the survey data is not disclosed to, or considered by, the compensation committee in its decision-making process. The companies included were based on a revenue range such that the median company revenue approximates the annual revenue for CDK Global or the executive’s business unit, as appropriate. The compensation committee also compared the aggregate level of each executive officer’s compensation and compared it against the executive’s previous year’s totals and against compensation of our other executive officers.

Peer Companies

For fiscal 2018, the compensation committee approved changing the compensation peer group to better align with our evolving business strategy and revenue mix. The new peer group was developed with assistance from FW Cook. Peer group selection focused on U.S. -based publicly traded companies in GICS sub-industry categories that were in our previous compensation peer group, in our Institutional Shareholder Services (“ISS”) peer group, and companies with similar customer profiles and/or business operations. We increased the proportion of companies in the Application/Systems Software, Automotive Retail, and Internet Software & Services industries, with an emphasis on companies with digital marketing operations, and decreased the proportion of companies in the Data Processing & Outsourced Services and IT/Research Consulting industries. Companies continued to be selected that are of a similar business model to CDK (including B-to-B operations, back-office services, and digital marketing services), that are similar size to CDK with revenues that are 33% to 300% of our annual revenue, and that are considered to be a peer by ISS and prevalent peer or peers. The following companies made up our peer group for fiscal 2018 compensation decisions:

Acxiom Corporation	Adobe Systems Incorporated
Alliance Data Systems Corporation	ANSYS, Inc.
Autodesk, Inc.	AutoNation, Inc.
CA, Inc.	Cadence Design Systems, Inc.
CoStar Group, Inc.	Gartner, Inc.
Group 1 Automotive, Inc.	Intuit Inc.
Open Text Corporation	Red Hat, Inc.
ServiceNow, Inc.	SS&C Technologies Holdings, Inc.
Synopsys, Inc.	Teradata Corporation
Total System Services, Inc.	Verint Systems Inc.
Zillow Group, Inc.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Role of Management

The Chief Executive Officer provides recommendations to the compensation committee with respect to each NEO’s overall performance and actual achievement against performance objectives, and in the determination of each NEO’s compensation, other than his own. The compensation committee takes the Chief Executive Officer’s general input into consideration when reviewing and approving compensation for NEOs other than the Chief Executive Officer.

The Chief Executive Officer and Chief Human Resources Officer participate in the development of the performance criteria measures and any plan design changes for our annual bonus and equity plans. The Chief Human Resources Officer presents the plan design changes to the compensation committee for their review and approval.

CASH COMPENSATION

Base Salary

Base salaries represent fixed amounts paid to each executive for performing their normal duties and responsibilities. For fiscal 2018, the compensation committee determined the amount based on the executive’s overall performance in prior years, level of responsibility, pay grade, competitive positioning, and comparison to our other executives. Based on these criteria, our NEOs received the following annual salary increases in fiscal 2018:

Named Executive Officer	Fiscal 2017 Salary ($)	Increase	Fiscal 2018 Salary ($)
MacDonald, Brian P.	900,000	3.3%	930,000
Tautges, Joseph A.	—	—%	650,000
Flynn, Daniel P.[1]	375,000	20.0%	450,000
Byrne, Amy W.	370,000	—%	370,000
Crutchfield, Dean W.	335,000	6.0%	355,000
Brunz, Lee J.[2]	360,000	11.1%	400,000
1.	Mr. Flynn was promoted to the role of President, CDK North America on December 1, 2017. His fiscal 2018 base salary represents the full year salary for the new role.
2.	Mr. Brunz's increase reflects an adjustment based on competitive positioning necessary to migrate his base salary toward the median range for his role and responsibilities.

Annual Incentive Cash Bonus Program

Program Design

The NEOs are eligible to earn an annual incentive cash bonus under the 2014 Plan as a way to align each NEO's interests with our stockholders’ interests, and to reinforce key strategic initiatives and encourage superior individual performance. Potential payouts are capped at 200% of target based on actual performance against financial metrics and MBOs. There is no minimum payment level, and the entire award opportunity is forfeited if threshold performance metric goals are not achieved. When making final payout determinations, the compensation committee may exercise negative discretion to award less than the maximum potential bonus based on actual performance metric goal achievement.

Each year the compensation committee approves bonus performance metrics aligned with the key components of our operational and strategic success and the degree to which the Chief Executive Officer and the other NEOs have responsibility for overall performance results. They also provide a set of common objectives that facilitate collaborative engagement.

For fiscal 2018, the compensation committee also established a threshold corporate performance “umbrella” target based on adjusted earnings per share. This metric must be met or exceeded before annual incentive bonus awards are made to our NEOs. Federal legislation passed on December 22, 2017, repealed the performance-based compensation exemption, for fiscal years beginning after December 31, 2017; therefore, this process allows the entire amount of the annual incentive bonus award to be considered performance-based and tax deductible under Section 162(m).

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

For fiscal 2018, incentive bonus achievement was based on four core financial performance metrics and, as a fifth metric, individual MBOs. Each of the five metrics is capped at 200% of target. The specific metrics and the weighting that was placed on each, are as follows:

1.	fiscal 2018 adjusted EBITDA margin percentage (25%);
2.	fiscal 2018 adjusted EBITDA dollars (20%);
3.	fiscal 2018 global revenue dollars growth (20%);
4.	fiscal 2018 global sales dollars (15%); and
5.	individual MBOs (20%).

Individual MBOs enhance focus on business objectives, such as operational objectives, strategic initiatives, succession planning, and talent development, which are important to the long-term success of the Company. The four financial performance metrics are defined and explained in greater detail as follows:

Financial Performance Metrics	Definition(1)	Rationale for Metric
Adjusted EBITDA Margin (%)	Non-GAAP adjusted EBITDA, as defined and reported in our Annual Report on Form 10-K for fiscal 2018 divided by Revenues as reported in our Annual Report on Form 10-K for fiscal 2018(2)	Incents achievement of our strategic goals by encouraging efficient operations and resource allocations, in order to maximize earnings relative to the revenue environment

Adjusted EBITDA ($)	Non-GAAP adjusted EBITDA, as defined and reported in our Annual Report on Form 10-K for fiscal 2018(2)

Global Revenue Growth (%)	The percentage difference between Revenues as reported in our Annual Report on Form 10-K for fiscal 2018 and Revenues as reported in our Annual Report on Form 10-K for fiscal 2017	Reflects top line financial performance, which is a strong indicator of our long-term ability to drive stockholder value

Global Sales ($)	An internal unit of measure that estimates the one-year value of sales transactions(3)	In-year indicator of revenue trajectory for future periods
1.	While financial results are reported in accordance with GAAP, financial performance metric targets and results under incentive plans are sometimes based on non-GAAP financial measures. The financial results, whether GAAP or non-GAAP, may be further adjusted as permitted by those plans and approved by the compensation committee. The compensation committee reviewed GAAP to non-GAAP adjustments and any other adjustments to ensure performance took into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to our executive compensation program and should not be used or applied in other contexts.
2.	Fiscal 2018 adjusted EBITDA is GAAP net earnings attributable to CDK excluding the adjustments disclosed in our fiscal 2018 Annual Report on Form 10-K, and further adjusted for the impact of budgeted foreign currency exchange rates and the Company-wide impact on bonus funding based on discretion as permitted by the 2014 Plan and as approved by the compensation committee. Fiscal 2018 Global Revenue is GAAP revenue as disclosed in our Annual Report on Form 10-K adjusted for the impact of budgeted foreign currency exchange rates as permitted by the 2014 Plan and as approved by the compensation committee. An explanation of how management uses adjusted measures and the reasons why management views such measures as providing useful information for investors can be found in our fiscal 2018 Annual Report on Form 10-K. Our adjusted financial measures should be viewed in addition to, and not as an alternative to, financial results prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from the Company’s results should be carefully evaluated.
3.	The Company does not disclose its calculation of Global Sales because this information is not otherwise publicly disclosed by the Company, and the Company believes it would cause competitive harm to do so in this proxy statement. Consistent with the other financial targets, Global Sales targets were set at levels necessary to drive stockholder value.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Design Changes for Fiscal 2018

The terms of the fiscal 2018 annual incentive cash bonus program remained largely consistent with those of the program from the prior year, but there were two changes made to better align executives' interests to the interests of our stockholders:

•	The weighting of Global Sales was increased from 10% to 15%; and
•	The weighting of adjusted EBITDA dollars growth was reduced from 25% to 20%.

Fiscal 2018 Financial Results

In August 2018, the compensation committee reviewed and determined performance against the four core financial performance metrics as follows:

Financial Performance Metric	Weight	Threshold (50% of Target)(1)	Target ($ in millions)(1)	Maximum (200% of Target)(1)	Result ($ in millions)(2)	Percentage of Target Annual Incentive Funded
Adjusted EBITDA Margin (%)	25%	34.5%	35.5%	36.8%	35.7%	25.7%

Adjusted EBITDA ($)	20%	$790.1	$813.0	$842.1	$802.2	15.2%

Global Revenue Growth (%)	20%	2.6%	4.0%	5.0%	1.2%	—%

Global Sales ($)	15%	$295.2	$328.0	$393.5	406.3	30.0%

Total	80%	—	—	—	—	70.9%
1.	Targets are publicly disclosed after the end of the performance period.
2.	Adjusted EBITDA has been adjusted for the impact of budgeted foreign currency exchange rates and the Company-wide impact on bonus funding based on discretion, and Global Revenue has been adjusted for the impact of budgeted foreign currency exchange rates, both as permitted by the 2014 Plan and as approved by the compensation committee.

Discussion of MBOs

With respect to performance against the MBOs, the compensation committee evaluated Mr. MacDonald's performance during an executive session held in August 2018. The evaluation included an analysis of Mr. MacDonald's performance against all of his individual MBOs, which included, but were not limited to: continued development of longer-term CDK Global strategy, development of CDK International longer-term product strategy, and continued evolution of a customer-first culture across CDK Global. After conducting a thorough review of Mr. MacDonald's performance, the compensation committee determined that Mr. MacDonald's MBO performance had been achieved at target.

As the Chief Executive Officer, Mr. MacDonald evaluated the performance of the other executive officers and presented his recommendations to the compensation committee in August 2018 based on those evaluations. The evaluations included an analysis of each officer's performance against his or her individual MBOs, which are intended to be differentiated performance metrics. After discussion, the compensation committee determined the degree of attainment of the MBOs. The results of these evaluations and selected MBOs for the other NEOs are summarized below:

Mr. Tautges. The compensation committee determined that Mr. Tautges' MBO performance had been achieved above target. Mr. Tautges' MBOs included: supporting the business transformation plan roll-out and meeting targets for fiscal 2018 and fiscal 2019, and identifying opportunities for additional savings and how to accelerate the savings.

Mr. Flynn. The compensation committee determined that Mr. Flynn's MBO performance had been achieved above target. Mr. Flynn's MBOs included: successfully launching key OEM website programs, improving implementation and resolution times, driving break-through improvements in implementation, and continued improvement in KPIs and identified metrics, and actions to drive a process culture throughout the Company.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Ms. Byrne. The compensation committee determined that Ms. Byrne's MBO performance had been achieved above target. Ms. Byrne's MBOs included: performing a broader assessment of organizational effectiveness, and leading improvement in talent assessments.

Mr. Crutchfield. The compensation committee determined that Mr. Crutchfield's MBO performance had been achieved above target. Mr. Crutchfield's MBOs included: improving resiliency across product lines, and begining migration of appropriate products to the cloud.

Mr. Brunz. The compensation committee determined that Mr. Brunz's MBO performance had been achieved above target. Mr. Brunz's MBOs included: managing litigation issues, keeping the executive team involved and engaged with legal issues, assisting with a longer-term strategic review for the Board, and assisting with the evolution of the Company's Partner Program.

Based on the findings of these performance evaluations, the compensation committee evaluated performance against the non-financial metrics for the NEOs to determine the overall level of achievement in the table below. We do not disclose detailed MBO goals for each NEO out of concern for competitive harm.

Named Executive Officer	Actual Performance as a Percentage of Target (%)	Weight (%)	Percentage of Target Annual Incentive Funded
MacDonald, Brian P.	100%	20%	20%
Tautges, Joseph A.	140%	20%	28%
Flynn, Daniel P.	140%	20%	28%
Byrne, Amy W.	140%	20%	28%
Crutchfield, Dean W.	110%	20%	22%
Brunz, Lee J.	110%	20%	22%

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Fiscal 2018 Annual Incentive Cash Bonus Payouts

Based on the fiscal 2018 financial and non-financial level of performance described above, the calculated annual incentive results for the NEOs under the annual incentive cash bonus program ranged between 90.9% and 98.9% of target. However, due to the underachievement of the Company's revenue growth performance, the compensation Committee exercised its authority to apply negative discretion and determined that the percentage of target annual incentive funded for financial metrics would be reduced to 60% for all NEOs. The calculated annual incentive awards prior to and after the compensation committee's application of negative discretion are reflected in the table below.

Fiscal 2018 Annual Incentive Cash Bonus Program Payout
	Percentage of Target Annual Incentive Payout							Total Annual Incentive Payout
Named Executive Officer	Annual Base Salary (1)($)	Annual Incentive Target (%)	Financial Metrics (%)		Non- Financial Metrics (%)	As % of Target Annual Incentive (%)		Calculated Results Prior to Discretion ($)	Actual Payout After Discretion ($)
			Prior to Discretion	After Discretion(2)		Prior to Discretion	After Discretion(2)	Prior to Discretion	After Discretion(2)

MacDonald, Brian P.	930,000	150%	70.9%	60%	20%	90.9%	80%	1,268,055	1,116,000
Tautges, Joseph A.[1]	650,000	80%	70.9%	60%	28%	98.9%	88%	470,601	418,735
Flynn, Daniel P.	450,000	60%	70.9%	60%	28%	98.9%	88%	267,030	237,600
Byrne, Amy W.	370,000	60%	70.9%	60%	28%	98.9%	88%	219,558	195,360
Crutchfield, Dean W.	355,000	60%	70.9%	60%	22%	92.9%	82%	197,877	174,660
Brunz, Lee J.	400,000	60%	70.9%	60%	22%	92.9%	82%	222,960	196,800
1.	Mr. Tautges’ target annual incentive amounts have been prorated based on his 11 months of fiscal 2018 employment.
2.	Due to the underachievement of the Company's revenue growth performance, the compensation Committee exercised its authority to apply negative discretion and determined that the percentage of target annual incentive funded for financial metrics would be reduced to 60% for all NEOs.

LONG-TERM EQUITY INCENTIVE COMPENSATION PROGRAMS

We believe that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of our stockholders. The Company's fiscal 2018 long-term equity incentive compensation for its executives consisted of grants of PSUs for 70% of total award value, which cliff vest at the end of a three-year performance period based on actual achievement of performance goals set at the time of the grant, and stock options for the remaining 30% of total award value, which have pro rata annual vesting over four years. Each executive officer is awarded a target dollar value of PSUs and stock options. The target dollar value is converted into grants of the respective award based on the closing stock price on the date of grant and the grant date fair value of options.

The compensation committee selected these awards because they ensure that the overall long-term incentive program is tied closely to changes in stockholder value and the degree to which critical operating objectives are attained and they support our talent retention objectives. The compensation committee may also from time to time grant discretionary awards of time-based restricted stock and RSUs. These awards are for special situations and are not considered in the target allocation of total long-term incentive compensation between PSU awards and stock option grants.

In fiscal 2017, the compensation committee approved grants of both the fiscal 2017 and the fiscal 2018 PSUs and stock options for all executives, including the Chief Executive Officer. At the time of the grant, the “pull forward” PSU

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

and stock option vesting schedules were set by the compensation committee as if the awards were made in fiscal 2018. As an additional condition to the grant, the compensation committee determined that recipients of fiscal 2018 “pull forward” awards would forgo receipt of any additional regular annual long-term equity incentive awards in fiscal 2018.

The compensation committee maintained its commitment to forgo additional regular annual awards in fiscal 2018. Accordingly, the only equity awards granted in fiscal 2018 were to Mr. Tautges in connection with his first year of service with the Company, and special one-time grants of: (i) restricted stock awarded to Mr. Brunz in recognition for his services as interim chief financial officer during fiscal 2017 and fiscal 2018, and interim chief human resources officer during fiscal 2017; and (ii) restricted stock and fiscal 2018 PSUs awarded to Mr. Flynn to encourage retention in recognition of his criticality to the success of the business transformation plan.

The awards granted during fiscal 2018, which include fiscal 2018 PSUs and stock options and fiscal 2018 restricted stock for Messrs. Tautges, Flynn, and Brunz, are summarized in the table below (the fair market value of these awards can be found in the “Grants of Plan-Based Awards” Table on page 53 of this proxy statement):

Named Executive Officer	Fiscal 2018 Target PSU Award(1)	Fiscal 2018 Stock Options(2)	Restricted Stock(3)
MacDonald, Brian P.	—	—	—
Tautges, Joseph A.	14,670	24,920	12,090
Flynn, Daniel P.	8,060	—	8,060
Byrne, Amy W.(4)	—	—	—
Crutchfield, Dean W.	—	—	—
Brunz, Lee J.	—	—	8,060
1.	A description of the financial objectives and performance period for the fiscal 2018 “pull-forward” PSUs is described below in this section under - Performance-Based Stock Units.
2.	The fiscal 2018 “pull-forward” stock options become exercisable in four equal installments on September 8, 2018, 2019, 2020 and 2021.
3.	The Restricted Stock granted to Mr. Tautges vests in three equal installments on August 8, 2018, 2019, and 2020. The Restricted Stock granted to Mr. Flynn vests in two equal installments on August 8, 2018 and 2019. The Restricted Stock granted to Mr. Brunz vests in two equal installments on August 8, 2019 and 2020.
4.	The fiscal 2018 “pull-forward” PSUs and stock options granted to Ms. Byrne as part of her employment offer were granted during fiscal 2017 and are therefore not disclosed in this table.

Performance-Based Stock Units

We granted fiscal 2018 “pull forward” PSUs to all of our officers in fiscal 2017 based upon their pay grades, and for officers other than the Chief Executive Officer, based on input from the Chief Executive Officer to the compensation committee. The fiscal 2018 “pull forward” PSU program was approved by the compensation committee in fiscal 2017 based on the following financial objectives that are measured over a three-year performance period that runs from July 1, 2017, to June 30, 2020.

Fiscal 2018	Fiscal 2019	Fiscal 2020
EBITDA Margin (%) (weighted 1∕3)	EBITDA Growth (weighted 2∕3)

Potential payouts can range from 50% to 200% of target for threshold and maximum performance respectively. If threshold performance is not achieved, the PSUs will be forfeited. The number of PSUs earned is subject to further adjustment (increase or decrease) depending on the TSR of our common stock during the three-year performance period compared against a performance peer group of companies in similar GICS codes, which can increase the

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

maximum payout to 250% of target. Lastly, if our compounded annual revenue growth over the three-year performance cycle is below 3%, awards are capped at 100% of target. The following table displays the EBITDA goals for the performance period, and the impact of relative TSR on the award payout:

	Fiscal 2018 “Pull Forward” Goals			Three-Year TSR Adjustment to Award
	Fiscal 2018 Adjusted EBITDA Margin (%) (1∕3 weight)(1)	Fiscal 2019 and Fiscal 2020 Adjusted EBITDA Growth(2) (2∕3 weight)	Goal Achievement Payout Percentage of Target Award	25th Percentile TSR	50th Percentile TSR	75th Percentile TSR
Threshold	30.00%	16.00%	50%	38%	50%	63%
Target	31.67%	20.00%	100%	75%	100%	125%
Maximum	35.00%	24.00%	200%	150%	200%	250%
1.	Achieved at 200% of target based on our fiscal 2018 adjusted EBITDA margin of 35.9%
2.	Based on cumulative adjusted EBITDA growth during fiscal 2019 and fiscal 2020 from fiscal 2018 adjusted EBITDA.

After the conclusion of the three-year performance cycle the compensation committee will confirm the final EBITDA results to determine the percentage of target achieved based on such results by using straight-line interpolation between lower and upper bounds of the award range. The compensation committee will also confirm the three-year TSR and compounded annual revenue growth results for the performance period. The PSU award earned will also be credited with dividend equivalents from the grant date of the target award until the issuance date, assuming all dividends were reinvested in our stock at the time dividends are paid. The PSUs earned will be paid in the form of shares of our common stock following the conclusion of the three-year performance period.

We believe that this program is aligned to our business transformation plan to grow revenues and margin and further the Company’s long-term financial goals by aligning the compensation of our key executives with our long-term operating performance, creating commonality of interest between executives and stockholders, and supporting our talent retention objectives.

Settlement of Fiscal 2016 PSUs

Our executives, including the NEOs, with the exception of Mr. Tautges, Ms. Byrne, and Mr. Crutchfield, were awarded PSUs in fiscal 2016 (“fiscal 2016 PSUs”), which had a three-year performance period that ran from July 1, 2015, to June 30, 2018. Performance goals for the period were set by the compensation committee in September 2015. The primary performance goal was aligned with our three-year business transformation plan adjusted EBITDA margin goal of 35% for full-year fiscal 2018, such that achievement of the business transformation plan goal would result in a maximum number of PSUs earned at 200% of target. The number of PSUs earned was subject to further adjustment depending on the TSR of our common stock during the performance period compared against a performance peer group of companies in similar GICS, as well as digital advertising/marketing companies. Lastly, if our compounded annual revenue growth over the performance period cycle was below 3%, awards would be capped at 100% of target.

The fiscal 2016 PSUs were settled at 162.5% of target. This is based on achievement at 200% of target for our fiscal 2018 adjusted EBITDA margin of 35.9%, multiplied by 81.25% for our three-year TSR ranking at the 31st percentile. Finally, the payout was not subject to the cap because our compounded annual revenue growth of 3.7% exceeded the 3% floor.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our TSR Peer Group

Our TSR peer group includes companies of any size against which we can best measure financial and business performance. Our compensation peer group disclosed above is distinguished from our TSR peer group in that the compensation peer group companies are broadly reflective of the industry in which we compete for executive talent and provide a good indicator of the current range of executive compensation for companies within a reasonable size range of CDK. The companies in our TSR performance peer group1 are:

58.com	FactSet Research Systems	Sabre
Activision Blizzard	Fidelity National Information Services	ServiceNow
Akamai Technologies	FireEye	Splunk
Alliance Data Systems Corporation	Fiserv	SS&C Technologies Holdings
Amdocs	FleetCor Technologies	Symantec
Ansys	Fortinet	Synopsys
Autodesk	Gartner	Tableau Software
Autohome	Global Payments	Teradata Corporation
Broadridge Financial Solutions	IAC/InterActive	The Interpublic Group of Companies
CA	LendingClub	The Western Union Company
Cadence Design Systems	Mercadolibre	Total System Services
Check Point Software Technologies	NetEase	Twitter
Citrix Systems	Nuance Communications	VeriSign
CoStar Group	Omnicom Group	Workday
DXC Technology (formerly Computer Sciences Corporation)	Paychex	Worldpay Inc.
Electronic Arts	Red Hat	Xerox
1.	Mobileye N.V. was acquired in 2017 and removed from the peer group, and Vantiv acquired Worldpay Inc. and took their name.

Stock Options

We granted fiscal 2018 “pull forward” stock options to all of our officers in fiscal 2017 based upon their pay grades, and for officers other than the Chief Executive Officer, based on input from the Chief Executive Officer to the compensation committee. Stock options have an exercise price equal to the closing market price of our common stock on the date of grant. Executives will realize value only if the market price of our common stock increases during the period the option is outstanding, which provides a strong incentive to our executives to increase stockholder value that can be sustained over time.

For fiscal 2018, the compensation committee only approved one stock option grant for a NEO; a grant for Mr. Tautges as part of his employment offer. Additional stock option grants may be made at any time to assist us in recruiting, promoting, or retaining executives.

Fiscal 2018 Time-Based Restricted Stock

The compensation committee may from time to time grant discretionary awards of restricted stock and RSUs to assist us in the recruitment, promotion, and retention of executives. During fiscal 2018, the compensation committee awarded restricted stock to (i) Mr. Tautges as part of his CDK employment offer to offset lost compensation from his previous employer; (ii) Mr. Flynn to encourage retention in recognition of his criticality to the success of the business transformation plan; and (iii) Mr. Brunz in recognition for his services as interim chief financial officer and interim chief human resources officer during fiscal 2017.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Other Compensation Components and Considerations

In addition to the compensation components discussed above and the same health and welfare benefits and retirement benefits available to our U.S. employees generally, we offer the NEOs deferred compensation, limited perquisites, change in control protection, and severance benefits. We believe that these additional benefits are fair, competitive, and consistent with our overall compensation philosophy, and designed to ensure that we can effectively retain our NEOs and compete for executive talent.

Benefits

We do not provide a defined benefit plan to our employees.

All of our executive officers are eligible to defer into a deferred compensation account all or a portion of their annual cash bonuses. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives, and to provide our executive officers with a tax-efficient way to save for retirement. We do not match deferrals by these executive officers or otherwise contribute any amounts to the NEOs’ deferred compensation accounts. We generally do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions because the value of such accounts reflects voluntary contributions made by the individual executives and the earnings thereon. Cash bonus contributions are fully vested from the date of deferral. Participants can elect to have payment of deferred amounts commence on an in-service date or upon retirement, and the form of payment can be in either installments or a lump sum.

We also provide the CDK Global, Inc. Restoration Plan, which is designed to restore or replace Company contributions that cannot be provided under the qualified 401(k) Plan due to IRS limits. Company contributions on eligible compensation above the IRS limits are deposited into the deferred compensation account.

Perquisites

We provide our NEOs with the use of automobiles leased by us. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales conference. We also provide relocation benefits when an employee is asked to change work locations as part of his or her employment with CDK.

Change in Control Severance Plan for Corporate Officers

Our Change in Control Severance Plan for Corporate Officers is designed (i) to retain our corporate officers and (ii) to align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. Each of our NEOs participates in this plan.

The severance formulas used for the Chief Executive Officer and the other participating executive officers are each designed to provide the level of temporary replacement income that we feel is appropriate for that office, but the compensation that our executive officers may receive after termination of employment or a change in control is not taken into account when current compensation levels are determined.

Our Change in Control Severance Plan is described in more detail below under “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Corporate Officer Severance Plan

Our Corporate Officer Severance Plan, for purposes of involuntary terminations other than for cause in the absence of a change in control, is designed to: (i) attract and retain executive officers by a level of protection against involuntary job loss; (ii) provide an appropriate level of benefit to enable executive officers to transition to new employment; and (iii) secure restrictive covenants such as non-competition, non-solicitation, etc.

As described below under “Potential Payments to Named Executive Officers Upon Termination or Change in Control,” participating executive officers have separation entitlements under the Corporate Officer Severance Plan that differ from those available to the Chief Executive Officer.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Corporate Officer Severance Plan is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.”

Accounting and Tax Considerations

We consider accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. However, the overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the component and the stockholder value that management and the compensation committee believe that the pay component reinforces.

Federal legislation passed on December 22, 2017, repealed performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million will not be deductible for fiscal years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017. Despite the change in law, our compensation committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

Compensation Recovery (Clawback)

In addition to the clawback provision contained in the 2014 Plan, the Board adopted a compensation recovery policy in September 2015, whereby the compensation committee will recoup any incentive compensation (including requiring the reimbursement of any cash incentive compensation or canceling any equity award granted pursuant to the 2014 Plan) if: (i) with respect to the recoupment of any equity award granted pursuant to the 2014 Plan, the recipient of such equity award, without the consent of the Company, while employed by or providing services to the Company or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise engages in any activity that is in conflict with or adverse to the interests of the Company or any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the compensation committee in its sole discretion; or (ii) with respect to the recoupment of any cash incentive compensation, the recipient of such cash incentive compensation engages in fraud or conduct contributing to any financial restatements or irregularities, as determined by the compensation committee in its sole discretion. In addition, if, with respect to the recoupment of any equity award granted pursuant to the 2014 Plan, a recipient engages in any activity referred to in clause (i) of the preceding sentence, the recipient will forfeit any gain as a result of any such incentive compensation (including any gain realized on the vesting or exercise of any equity award) and must repay that gain to the Company.

Anti-Hedging, Anti-Short Sale, and Anti-Pledging Policies

Our Insider Trading Policy prohibits directors, executive officers, and employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our directors, executive officers, and employees are also prohibited from engaging in short sales related to our common stock. The policy also prohibits any pledging of our common stock, including holding common stock in a margin account.

Stock Ownership Guidelines

We have established stock ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. The stock ownership guidelines were set on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) consists of stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and dependent children). Our executive officers are expected to satisfy the guidelines within five years of becoming an executive officer.

Under our stock ownership guidelines, Mr. MacDonald is expected to own an amount of our stock equal in value to six times his base salary. Our other executive officers are expected to own an amount of our stock equal in value to three times their respective base salaries. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of our common stock at least 75% of post-tax net gains on stock

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock or the settlement of PSUs. As of September 15, 2018, Mr. MacDonald, Mr. Brunz and Mr. Mathews had satisfied the guidelines. The other executive officers are making progress towards achievement and are expected to satisfy the guidelines within the relevant time period.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL 2018

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)[1,2]	Option Awards ($)[1,2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
MacDonald, Brian P.	2018	925,000	—	—	—	1,116,000	165,082	2,206,082
President and Chief	2017	900,000	—	10,260,183	2,999,982	1,534,500	117,918	15,812,583
Executive Officer	2016	412,820	—	5,405,657	—	814,050	56,834	6,689,361
Tautges, Joseph A.	2018	595,833	400,000	1,722,857	389,998	418,735	80,063	3,607,486
EVP, Chief Financial	2017	—	—	—	—	—	—	—
Officer	2016	—	—	—	—	—	—	—
Flynn, Daniel P.	2018	425,000	—	1,034,501	—	237,600	44,092	1,741,193
President, CDK North	2017	370,833	—	757,373	299,990	255,750	59,221	1,743,167
America	2016	—	—	—	—	—	—	—
Byrne, Amy W.	2018	370,000	—	—	—	195,360	195,652	761,012
EVP, Chief Human Resources	2017	—	—	—	—	—	—	—
Officer	2016	—	—	—	—	—	—	—
Crutchfield, Dean W.	2018	351,666	—	—	—	174,660	191,172	717,498
EVP, Chief Information Officer	2017	—	—	—	—	—	—	—
Officer	2016	—	—	—	—	—	—	—
Brunz, Lee J.	2018	393,333	—	499,962	—	196,800	64,125	1,154,220
EVP, General Counsel and	2017	355,000	—	745,597	239,998	245,520	44,031	1,630,146
Secretary, and Interim CFO	2016	325,000	—	786,453	120,003	221,100	53,174	1,505,730
1.	As a result of the compensation committee's decision to award fiscal 2018 “pull forward” equity during fiscal 2017, the compensation committee did not grant equity awards during fiscal 2018, except for sign-on awards to Mr. Tautges in connection with his first year of service with the Company and special one-time grants of: (i) restricted stock and PSUs awarded to Mr. Flynn to encourage retention in recognition of his criticality to the success of the business transformation plan; and (ii) restricted stock awarded to Mr. Brunz in recognition for his services as interim chief financial officer during fiscal 2017 and fiscal 2018, and interim chief human resources officer during fiscal 2017. The fiscal 2018 “pull forward” equity awards vest as if they were awarded in fiscal 2018. The grant date fair value amounts attributable to the fiscal 2018 “pull forward” PSU and stock option awards are set forth below in footnote 3.
2.	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in each fiscal year as computed in accordance with ASC 718, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts presented in the Stock Awards column include the grant date fair value of PSUs based upon the probable outcome of the performance condition as of the grant date. For additional information about the assumptions used in these calculations, see Note 6 to our audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

The maximum grant date fair value of PSUs granted in fiscal 2018, assuming achievement of the highest level of performance would be as follows: Mr. Tautges, $2,432,286; and Mr. Flynn, $1,336,348.

3.	Performance-based bonuses paid under the annual cash bonus program are shown in this column. A discussion of our annual cash bonus program may be found in our CD&A under “Cash Compensation-Annual Incentive Cash Bonus.”
4.	Refer to the “All Other Compensation for Fiscal 2018” table below for further information.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

ALL OTHER COMPENSATION FOR FISCAL 2018

Name	Automotive ($)[1]	Employer- Sponsored Retirement ($)[2]	Travel & Living Expenses ($)[3]	Life and Accidental Death Insurance ($)[4]	Spousal Travel ($)[5]	Tax Payments ($)[6]	Matching Charitable Contributions ($)[7]	Other ($)[8]	Total ($)
MacDonald, Brian P.	19,790	99,729	32,907	1,308	1,348	—	10,000	—	165,082
Tautges, Joseph A.	1,602	21,978	—	1,275	—	306	—	54,902	80,063
Flynn, Daniel P.	14,617	28,592	—	883	—	—	—	—	44,092
Byrne, Amy W.	11,942	15,440	—	726	2,695	13,658	—	151,191	195,652
Crutchfield, Dean W.	24,479	17,522	—	697	2,695	7,154	5,000	133,625	191,172
Brunz, Lee J.	18,417	16,380	—	785	2,695	5,898	12,250	7,700	64,125
1.	Actual costs to the Company of leasing automobiles and related insurance, registration, and maintenance.
2.	Represents matching contributions made by the Company on behalf of the employee to the Company’s Retirement and Savings Plan (Mr. MacDonald, $8,400; Mr. Tautges, $14,963; Mr. Flynn, $12,789; Ms. Byrne $15,440; Mr. Crutchfield, $11,760; and Mr. Brunz, $12,040), and contributions to the Restoration Plan (Mr. MacDonald, $91,329; Mr. Tautges, $7,015; Mr. Flynn, $15,803; Mr. Crutchfield, $5,762; and Mr. Brunz, $4,340).
3.	Represents travel expenses incurred by Mr. MacDonald between his place of residence and our corporate headquarters as agreed to in his employment contract.
4.	Life insurance and accidental death and dismemberment premiums paid by the Company for the NEOs.
5.	Amounts paid by the Company on behalf of the executives and their spouses or significant others who accompanied them in connection with business-related travel sponsored by the Company.
6.	Gross-up of relocation expenses provided to Messrs. Tautges, Crutchfield, and Brunz, and Ms. Byrne.
7.	Reflects matching charitable contributions made by the CDK Global Matching Gift Program.
8.	Relocation expenses paid by CDK Global for the relocation of Messrs. Tautges, Crutchfield, and Brunz, and Ms. Byrne.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2018

Name	Grant Date[1]	Award Date[1]	Plan Under which Grant was Made	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)[3]
				Threshold ($)	Target (#)	Maximum ($)	Threshold (#)[2]	Target (#)	Maximum (#)

MacDonald, Brian P.			Cash Bonus	697,500	1,395,000	2,790,000
Tautges, Joseph A.			Cash Bonus	237,918	475,836	951,672
	9/8/2016	8/8/2017	FY 2018 PSU				5,575	14,670	36,675				972,914
	8/8/2017		Restricted Stock							12,090			749,943
	8/8/2017		FY 2018 Stock Options								24,920	62.03	389,998
Flynn, Daniel P.			Cash Bonus	135,000	270,000	540,000
	9/8/2016	8/8/2017	FY 2018 PSU				3,062.8	8,060	20,150				534,539
	8/8/2017		Restricted Stock							8,060			499,962
Byrne, Amy W.			Cash Bonus	111,000	222,000	444,000
Crutchfield, Dean W.			Cash Bonus	106,500	213,000	426,000
Brunz, Lee J.			Cash Bonus	120,000	240,000	480,000
	8/8/2017		Restricted Stock							8,060			499,962
1.	In accordance with ASC 718, PSUs are deemed granted when the performance target is established. The amounts for the PSUs represent the grant date fair value of the fiscal 2018 PSUs, which were granted on September 8, 2016. The award date represents the date on which our compensation committee awarded the target number of PSUs to the NEOs when the date differs from the grant date.
2.	No payouts will be made if actual performance is below threshold level.
3.	The grant date fair value of the stock and option awards was determined in accordance with ASC 718.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

OUTSTANDING EQUITY AWARDS FOR FISCAL 2018

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities underlying unexercised options (#) (Exercisable)		Number of Securities underlying unexercised options (#) (Unexercisable)		Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)[1]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)[1]
MacDonald,	9/8/2016	26,978	[2]	80,935	[2]		58.75	9/8/2026
Brian P.	9/8/2016	—		107,913	[3]		58.75	9/8/2026
	2/9/2016								22,842	[4]	1,485,872
	9/8/2016											102,127	[5]	6,643,361
	9/8/2016											59,574	[6]	3,875,289
Tautges,	8/8/2017	—		24,920	[2]		62.03	8/8/2027
Joseph A.	8/8/2017								12,090	[7]	786,455
	8/8/2017											14,670	[9]	954,284
Flynn, Daniel P.	9/8/2016	2,697	[2]	8,094	[2]		58.75	9/8/2026
	9/8/2016	—		10,791	[3]		58.75	9/8/2026
	8/8/2017								8,060	[8]	524,303
	9/8/2016											5,957	[5]	387,503
	9/8/2016											5,957	[6]	387,503
	8/8/2017											8,060	[9]	524,303
Byrne, Amy W.	6/14/2017	—		7,853	[11]		61.34	6/14/2027				4,564	[12]	296,888
	6/14/2017
Crutchfield,	9/8/2016	2,158	[2]	6,475	[2]		58.75	9/8/2026
Dean W.	9/8/2016	—		8,633	[3]		58.75	9/8/2026
	9/8/2016											4,765	[5]	309,963
	9/8/2016											4,765	[6]	309,963
Brunz, Lee J.	1/26/2012	1,447		—			20.24	1/26/2022
	1/25/2013	2,757		—			21.72	1/25/2023
	1/23/2014	3,860		—			28.76	1/23/2024
	1/20/2015	6,267	[2]	2,090	[2]		43.54	1/20/2025
	9/9/2015	4,781	[2]	4,781	[2]		50.80	9/9/2025
	9/8/2016	2,158	[2]	6,475	[2]		58.75	9/8/2026
	9/8/2016	—		8,633	[3]		58.75	9/8/2026
	8/8/2017								8,060	[10]	524,303
	9/8/2016											4,765	[5]	309,963
	9/8/2016											4,765	[6]	309,963
1.	Market value is based on the June 30, 2018, closing price of our common stock of $65.05 per share.
2.	The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
3.	The options vest 25% on the second, third, fourth and fifth anniversaries of the grant date.
4.	Reflects Co-Invest RSUs that vest ratably on January 1, 2017, 2018, and 2019.
5.	Reflects PSUs granted to Messrs. MacDonald, Flynn, Crutchfield and Brunz on September 8, 2016. PSUs cliff vest upon completion of results for the performance period July 1, 2016 - June 30, 2019.
6.	Reflects PSUs granted to Messrs. MacDonald, Flynn, Crutchfield and Brunz on September 8, 2016. PSUs cliff vest upon completion of results for the performance period July 1, 2017 - June 30, 2020.
7.	Reflects a restricted stock award that vests ratably on the first, second and third anniversaries of the grant date.
8.	Reflects a restricted stock award that vests ratably on the first and second anniversaries of the grant date.
9.	Reflects PSUs granted to Messrs. Tautges and Flynn on August 8, 2017. PSUs cliff vest upon completion of results for the performance period July 1, 2017 - June 30, 2020.
10.	Reflects a restricted stock award that vests ratably on the second and third anniversaries of the grant date.
11.	The options vest 25% on September 8 of 2018, 2019, 2020, and 2021.
12.	Reflects PSUs granted to Ms. Byrne on June 14, 2017. PSUs cliff vest upon completion of results for the performance period July 1, 2017 - June 30, 2020.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2018

	Option Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
MacDonald, Brian P.	—	—	111,607	7,388,179
Tautges, Joseph A.	—	—	—	—
Flynn, Daniel P.	—	—	9,315	605,941
Byrne, Amy W.	—	—	—	—
Crutchfield, Dean W.	—	—	1,790	117,889
Brunz, Lee J.	—	—	20,357	1,319,123
1.	The value realized upon exercise is the difference between the market price of the shares of our common stock underlying the options when exercised and the applicable exercise price.
2.	Stock awards include vested time-based restricted stock, RSUs, and PSUs, and do not exclude shares withheld for taxes upon vesting. The fiscal 2016 PSUs vested on June 30, 2018, when the performance period ended and employee service was no longer required. The number of PSUs that vested on June 30, 2018 includes all dividend equivalents accumulated during the vesting period, and are adjusted by the overall performance result of 162.5% based on the achievement of the performance targets established at 200% of target for the three-year performance period, and adjusted for total shareholder return ranking of 81.25%. The value realized upon vesting is based on the market price of our common stock as of each vesting date; in the case of the fiscal 2016 PSUs, the value is based on the closing stock price of a share of our common stock on June 30, 2018, of $65.05.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2018

Name	Executive Contributions in 2018 ($) [1]	Registrant Contributions in 2018 ($)	Aggregate Earnings in 2018 ($) [2]	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at June 30, 2018 ($)
MacDonald, Brian P.	—	—	—	—	—
Tautges, Joseph A.	—	—	—	—	—
Flynn, Daniel P.	—	—	—	—	—
Byrne, Amy W.	—	—	—	—	—
Crutchfield, Dean W.	152,894	—	15,343	—	168,237
Brunz, Lee J.	245,520	—	143,994	—	1,192,085
1.	The contributions reflect the annual bonus amounts for fiscal 2017 that were payable in fiscal 2018 and were elected to be deferred by the NEOs as follows: (i) Mr. Brunz - 100%; and (ii) Mr. Crutchfield - 70%. The contributions exclude the annual bonus amounts for fiscal 2018 that were payable in fiscal 2018 and were elected to be deferred by the NEOs as follows: (i) Mr. Brunz - 100%; (ii) Mr. Crutchfield - 70%; and (iii) Mr. Flynn - $50,000. These amounts were reported as compensation in the “Summary Compensation Table” for fiscal 2018, but are excluded from the table above due to the timing of the deferral election. For a more detailed description of our deferred compensation plan, see “Benefits” on page 50 of this proxy statement.
2.	The earnings amounts are not reported as compensation in fiscal 2018 in the “Summary Compensation Table” as they do not represent above-market or preferential earnings on deferred compensation. Participants in our deferred compensation plan may elect to invest in funds selected by the Company. Each participant deferred compensation account is credited daily with the applicable investment return.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan for Corporate Officers

On September 30, 2014, the Board established a Change in Control Severance Plan for Corporate Officers, which was subsequently amended and restated effective September 9, 2015, August 9, 2016 and August 8, 2017 (as last amended and restated, the “CIC Plan”). As of June 30, 2018, there were 10 eligible participants in the CIC Plan, which provides for the following severance benefits upon a qualifying termination of employment without cause or for good reason during the two-year period following a change in control:

•	Cash Severance: Covered participants, including our NEOs, would receive a payment equal to 200% of their current total annual compensation (or in the case of our Chief Executive Officer, 250%). Current total annual compensation is defined as the sum of: (i) the greater of a participant’s highest annual salary during the fiscal year in which employment terminates and such participant’s highest rate of annual salary during the fiscal year immediately prior to the year of such termination; and (ii) 100% of the participant’s target annual cash bonus opportunity for the fiscal year in which the participant’s employment is terminated;
•	Prorated Bonus: A payment equal to a prorated portion of the participant’s target annual cash bonus opportunity for the fiscal year in which the participant’s qualifying termination occurs;
•	Continuation of Benefits: CDK will maintain and permit the participant to participate in benefit plans for up to 18 months (24 months for our Chief Executive Officer) and will share the costs of such benefit plans in the same proportion as are shared by then similarly situated employees;
•	Stock Options: All unvested stock options held by the participant on the date of the qualifying termination shall become fully vested and exercisable;
•	Time-Based Restricted Shares and RSUs: Unvested time-based restricted shares and RSUs held by the participant on the date of the qualifying termination shall become fully vested; and
•	Performance-Based Awards: Outstanding unearned performance-based awards, whether settled in cash or shares of CDK stock, are earned: (i) taking into account actual performance for any performance goal for which the specific performance period has ended as of the date of the change in control; and (ii) deeming all other applicable performance goals achieved at the 100% target rate.

For purposes of the CIC Plan, “change in control” generally means the consummation of any of the following: (i) the acquisition of 35% or more of the total combined voting power of our then-outstanding securities; (ii) the merger, consolidation, or other business combination of CDK, subject to certain exceptions; (iii) the sale of all or substantially all of our assets, subject to certain exceptions; or (iv) the first day on which the majority of the Board cease to be continuing directors.

For purposes of the CIC Plan, “cause” generally means: (i) gross negligence or willful misconduct which is materially injurious to CDK, monetarily or otherwise; (ii) misappropriation or fraud with regard to CDK or its assets; (iii) conviction of, or the pleading of guilty or nolo contendere to a felony involving the assets or business of CDK; or (iv) willful and continued failure to substantially perform duties after written notice by the Board.

For purposes of the CIC Plan, “continuing directors” generally means as of any date of determination, any member of the Board who: (i) was a member of such Board as of August 9, 2016; or (ii) was nominated for election or elected to such Board with the approval of a majority of the continuing directors who were members of the Board at the time of such nomination or election.

For purposes of the CIC Plan, “good reason” generally means: (i) material diminution in the participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; (ii) reduction in the participant’s base compensation or failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the change in control; (iii) failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the change in control; or (iv) failure of any successor or assign of the Company to assume in writing the obligations under the plan.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

CDK has the right to amend or terminate, in whole or in part, any or all of the provisions of the CIC Plan by action of the Board at any time; provided, that, during the two-year period following a change in control, the Company may not amend or terminate the CIC Plan in any manner adverse to participants, except to comply with changes in applicable laws that do not reduce the benefits and payments due in the event of a qualifying termination; and in no event shall any amendment reducing the benefits provided under the CIC Plan or any CIC Plan termination be effective until at least six months after the date of the applicable action by the Board, and in no event shall become effective if a Change in Control occurs during the six-month period.

If Mr. MacDonald becomes entitled to severance benefits under the CIC Plan, he will not be entitled to any severance benefits set forth in his employment agreement as described below.

The CIC Plan supplements, but does not replace, any change in control provision provided for in each applicable equity award agreement.

Corporate Officer Severance Plan

Effective February 2, 2016, the Board established the Corporate Officer Severance Plan, which was subsequently amended and restated effective September 7, 2017 (as amended and restated, the “Severance Plan”), for purposes of involuntary terminations other than for cause in the absence of a change in control. As of June 30, 2018, there were nine eligible participants in the Severance Plan (each, an “Eligible Participant”). All NEOs except for Mr. MacDonald are Eligible Participants. In the event of Mr. MacDonald’s termination without “cause” or resignation with “good cause,” other than due to death or disability, he is entitled to the payments and benefits under his employment agreement as described below.

During the portion of fiscal year 2018 following the Severance Plan’s restatement, the Severance Plan provided for the following to each Eligible Participant who is involuntarily terminated by the Company without cause (other than during the two-year period following the occurrence of a change in control):

•	18 months of continued base salary;
•	A prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels;
•	Continued vesting of the Eligible Participant’s stock options during the period of continued base salary payments (the “Severance Period”), and the Eligible Participant will have 60 days following the termination of the Severance Period in which to exercise any vested stock options;
•	Continued vesting of all of the Eligible Participant’s other awards, including, time-based restricted shares, RSUs, and PSUs, during the Severance Period, and any performance-based vesting requirements will remain eligible to be satisfied based on actual achievement of the applicable performance goals during the performance period for each of the then-ongoing award programs;
•	The number of shares of stock (or cash, in the case of cash-settled awards) that the Eligible Participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing programs, prorated to reflect the portion of the applicable performance period elapsed through the end of the Severance Period; and
•	CDK will maintain and permit the participant to participate in benefit plans for up to 12 months and will share the costs of such benefit plans in the same proportion as are shared by then similarly situated employees.

The Severance Plan defines “cause” as:

•	Failure to perform duties (other than due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of duties, to the extent not cured within 15 days following written notice;
•	Engaging in, or being about to engage in, conduct that is injurious to the Company or an affiliate;

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

•	Conviction of, or a plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty; or
•	The consistent failure to follow the lawful instructions of the Board or a direct superior, which failure amounts to an intentional and extended neglect of duties to the Company or an affiliate.

The severance payments potentially due to the Eligible Participants are payable solely pursuant to the terms of the Severance Plan (other than if benefits are payable pursuant to the CIC Plan).

Chief Executive Officer Employment Agreement

Mr. MacDonald is party to an employment agreement with the Company, the initial term of which began on January 1, 2016 and ends on January 1, 2019, unless earlier terminated. The employment agreement provides for successive one-year extensions unless notice is provided prior to the expiration of the term in accordance with the agreement.

Under the employment agreement, if Mr. MacDonald’s employment is terminated without “cause” or if Mr. MacDonald resigns with “good reason” (each as defined in the employment agreement), and other than due to death or disability, he will be entitled to receive the following severance benefits, subject to his delivery of an irrevocable release of claims against the Company and continued compliance with various covenants in the employment agreement:

•	an amount equal to two times the sum of his annual base salary then in effect and the two-year historical average of his annual bonus, payable in substantially equal installments over 24 months;
•	a prorated annual bonus for the fiscal year of termination of employment, based upon his (and to the extent applicable, the Company’s) actual full-year achievement of performance goals, as determined by the compensation committee;
•	a Company subsidy of his COBRA costs to the same extent that the Company subsidizes employee medical insurance premiums;
•	continued vesting in the RSUs granted to Mr. MacDonald on February 9, 2016, in accordance with their terms, and continued eligibility to vest in his fiscal 2016 PSUs based upon his (and to the extent applicable, the Company’s) actual achievement of performance goals, as determined by the compensation committee; and
•	continued vesting in any equity awards received by him prior to January 1, 2016, in his capacity as a director of the Company, subject to his continued service on the Board following such termination of employment.

As described above, Mr. MacDonald will be entitled to continue to participate in the CIC Plan, and, in the event of a “change in control” of the Company and a subsequent qualifying termination, he will not be entitled to any payments or benefits under the employment agreement, and the benefits and payments under the CIC Plan will control.

Mr. MacDonald has agreed, while employed and for a period of 24 months thereafter, not to compete with the Company, not to solicit the Company’s customers, subscribers or suppliers as of the date of his termination of employment, and not to solicit or hire the Company’s employees or former employees within six months after the date they cease to be an employee of the Company. Mr. MacDonald has also agreed to be bound by customary covenants relating to confidentiality, non-disparagement, intellectual property and return of property.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments upon Termination or Change in Control for Mr. MacDonald

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)
Termination Payment[1]	7,296,923	—	—	4,599,923	—
Stock Options[2]	1,189,742	1,189,742	1,189,742	—	—
Restricted Stock[3]	1,485,872	—	—	1,485,872	—
Performance Stock Units[4]	10,710,626	5,620,090	5,620,090	—	—
Health Coverage[5]	25,368	—	—	23,077	—
Total	20,708,531	6,809,832	6,809,832	6,108,872	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $5,812,500 (calculated as 250% of the sum of (a) $930,000 (his highest rate of annual salary during either fiscal 2018 or fiscal 2017), and (b) $1,395,000 (his target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $1,395,000 (if the full fiscal year was not completed the bonus would be multiplied by a fraction representing the number of days he was employed during the fiscal year divided by 365); and (iii) a payment of $89,423 which represents the value of his 25 accrued and unused vacation days as of June 30, 2018 per the terms of Mr. MacDonald's employment agreement.

In accordance with the terms of Mr. MacDonald’s employment agreement, the amount in the Involuntary Termination Without Cause or Voluntary Resignation for Good Reason column represents 2 times the sum of (a) Mr. MacDonald’s annual base salary in effect as of June 30, 2018 ($930,000) and (b) the average of: (i) his actual bonus for fiscal 2018 ($1,116,000); (ii) Mr. MacDonald’s actual annual bonus for fiscal 2017 without regard to proration ($1,534,500); and (iii) a payment of $89,423 which represents the value of his 25 accrued and unused vacation days as of June 30, 2018 per the terms of Mr. MacDonald's employment agreement.

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share.

Under an Involuntary Termination Without Cause or a Voluntary Resignation for Good Reason on June 30, 2018, Mr. MacDonald's employment agreement does not allow for continued vesting of his stock option awards during his 24-month severance period. Therefore there is not an amount displayed in the Involuntary Termination Without Cause of Voluntary Resignation for Good Reason column.

3.	The amounts in both the Qualifying Termination Following a Change in Control column and the Involuntary Termination Without Cause or Voluntary Resignation for Good Reason column represent the value of Co-Invest RSUs outstanding using the closing stock price of a share of our common stock of $65.05 as of June 30, 2018. In the event of a Qualifying Termination Following a Change in Control, Mr. MacDonald’s Co-Invest RSUs vest as of the date of a qualifying termination under the CIC Plan. In the event of an Involuntary Termination Without Cause or Voluntary Resignation for Good Reason, Mr. MacDonald is permitted to continue to vest in the Co-Invest RSUs in accordance with the terms of his employment agreement.
4.	The amount in the Qualifying Termination Following a Change in Control column represents the value of PSUs outstanding at the 100% target rate and dividend equivalents accumulated as of June 30, 2018, using the closing stock price of a share of our common stock of $65.05. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Mr. MacDonald (or his estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately two-thirds of the target fiscal 2017 PSUs, and approximately one-third of the target fiscal 2018 PSUs, and dividend equivalents accumulated as of June 30, 2018.

Under a termination without cause or a voluntary resignation for good reason on June 30, 2018, Mr. MacDonald would have vested in the fiscal 2016 PSUs per their terms. Mr. MacDonald's employment agreement only allows for vesting of the fiscal 2016 PSUs and he is not eligible for continued vesting of his fiscal 2017 and fiscal 2018 PSU awards during his 24-month severance period. Therefore there is not an amount displayed in the Involuntary Termination Without Cause of Voluntary Resignation for Good Reason column.

5.	The amount in the Qualifying Termination Following a Change in Control column represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 24 months. The amount in the Involuntary Termination Without Cause or Voluntary Resignation for Good Reason column represents health insurance continuation coverage during the 24-month severance period that is in excess of the active-employee cost of such insurance coverage.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments upon Termination or Change in Control for Mr. Tautges

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Retirement ($)
Termination Payment[1]	2,815,836	—	—	1,355,668	—
Stock Options[2]	75,258	75,258	75,258	37,629	—
Restricted Stock[3]	786,455	—	—	524,303	—
Performance Stock Units[4]	962,899	320,966	320,966	803,001	—
Health Coverage[5]	1,851	—	—	—	—
Total	4,642,299	396,224	396,224	2,720,601	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $2,340,000 (calculated as 200% of the sum of (a) $650,000 (his highest rate of annual salary during either fiscal 2018 or fiscal 2017 and (b) $520,000 (his target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $475,836 (determined by multiplying his target annual cash bonus opportunity for fiscal 2018 by 334/365 (the fraction representing the number of days he was employed during fiscal 2018)).

The Involuntary Termination Without Cause payment includes both: (i) a severance payment equal to $975,000 (calculated as 150% of his annual base salary in effect on June 30, 2018; and (ii) a pro-rata bonus payment equal to ($380,668) (determined by multiplying his actual annual cash bonus earned for fiscal 2018 based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels by 334/365 (the fraction representing the number of days completed during the fiscal year as of the date of termination)).

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share. The amount in the Involuntary Termination Without Cause column represents the value of unvested stock options as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
3.	The amount in the Qualifying Termination Following a Change in Control column represents the value of time-based restricted stock awards outstanding as of June 30, 2018, using the closing stock price of a share of our common stock of $65.05. These awards are forfeited upon termination for Death and Disability. The amount in the Involuntary Termination Without Cause column represents the value of unvested restricted stock awards as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
4.	The amount in the Qualifying Termination Following a Change in Control column represents the amount attributable to all outstanding PSUs deeming performance goals of this program to be achieved at 100% of target rate and including dividend equivalents accumulated as of June 30, 2018. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Mr. Tautges (or his estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately one-third of the target fiscal 2018 PSUs and dividend equivalents accumulated as of June 30, 2018.

The amount in the Involuntary Termination Without Cause column represents the value of the fiscal 2018 PSUs outstanding as of June 30, 2018, that will continue to vest during the 18-month severance period. The fiscal 2018 PSUs are assumed to vest at 100% of target rate including dividend equivalents accumulated as of June 30, 2018, as the performance periods are incomplete. However, these PSUs will vest based on actual performance upon the occurrence of the stated event.

The amounts in all columns assume the PSUs vested on June 30, 2018, when the closing stock price of a share of our common stock was $65.05 per share.

5.	The amount represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 18 months.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments upon Termination or Change in Control for Mr. Flynn

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Retirement ($)
Termination Payment[1]	1,710,000	—	—	891,000	—
Stock Options[2]	118,976	118,976	118,976	67,983	—
Restricted Stock[3]	524,303	—	—	524,303	—
Performance Stock Units[4]	1,318,187	558,964	558,964	1,164,813	—
Health Coverage[5]	18,776	—	—	—	—
Total	3,690,242	677,940	677,940	2,648,099	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $1,440,000 (calculated as 200% of the sum of (a) $450,000 (his highest rate of annual salary during either fiscal 2018 or fiscal 2017) and (b) $270,000 (his target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $270,000 (if the full fiscal year was not completed the bonus would be multiplied by a fraction representing the number of days he was employed during the fiscal year divided by 365).

The Involuntary Termination Without Cause payment includes both: (i) a severance payment equal to $675,000 (calculated as 150% of his annual base salary in effect on June 30, 2018; and (ii) a bonus payment equal to ($216,000) (his actual annual cash bonus earned for fiscal 2018 based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels).

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share. The amount in the Involuntary Termination Without Cause column represents the value of unvested stock options as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
3.	The amount in the Qualifying Termination Following a Change in Control column represents the value of time-based restricted stock awards outstanding as of June 30, 2018, using the closing stock price of a share of our common stock of $65.05. These awards are forfeited upon termination for Death and Disability. The amount in the Involuntary Termination Without Cause column represents the value of unvested restricted stock awards as of June 30, 2018 that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
4.	The amount in the Qualifying Termination Following a Change in Control column represents the amount attributable to all outstanding PSUs deeming performance goals of this program to be achieved at 100% of target rate and including dividend equivalents accumulated as of June 30, 2018. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Mr. Flynn (or his estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately one-third of the target fiscal 2018 PSUs and dividend equivalents accumulated as of June 30, 2018 and approximately two-thirds of the fiscal 2017 PSUs and dividend equivalents accumulated as of June 30, 2018.

The amount in the Involuntary Termination Without Cause column represents the value of the fiscal 2018 and 2017 PSUs outstanding as of June 30, 2017 that will continue to vest during the 18-month severance period. The fiscal 2017 and 2018 PSUs are assumed to vest at 100% of target rate including dividend equivalents accumulated as of June 30, 2017, since the performance periods are incomplete. However, these PSUs will vest based on actual performance upon the occurrence of the stated event.

The amounts in all columns assume the PSUs vested on June 30, 2018, when the closing stock price of a share of our common stock was $65.05 per share.

5.	The amount represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 18 months.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments upon Termination or Change in Control for Ms. Byrne

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Retirement ($)
Termination Payment[1]	1,406,000	—	—	732,600	—
Stock Options[2]	29,135	29,135	29,135	14,565	—
Performance Stock Units[3]	300,244	100,081	100,081	250,386	—
Health Coverage[4]	18,562	—	—	—	—
Total	1,753,941	129,216	129,216	997,551	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $1,184,000 (calculated as 200% of the sum of (a) $370,000 (her highest rate of annual salary during either fiscal 2018 or fiscal 2017) and (b) $222,000 (her target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $222,000 (if the full fiscal year was not completed the bonus would be multiplied by a fraction representing the number of days she was employed during the fiscal year divided by 365).

The Involuntary Termination Without Cause payment includes both: (i) a severance payment equal to $555,000 (calculated as 150% of her annual base salary in effect on June 30, 2018; and (ii) a bonus payment equal to ($177,600) (her actual annual cash bonus earned for fiscal 2018 based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels).

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share. The amount in the Involuntary Termination Without Cause column represents the value of unvested stock options as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
3.	The amount in the Qualifying Termination Following a Change in Control column represents the amount attributable to all outstanding PSUs deeming performance goals of this program to be achieved at 100% of target rate and including dividend equivalents accumulated as of June 30, 2018. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Ms. Byrne (or her estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately one-third of the target fiscal 2018 PSUs and dividend equivalents accumulated as of June 30, 2018.

The amount in the Involuntary Termination Without Cause column represents the value of the fiscal 2018 PSUs outstanding as of June 30, 2018, that will continue to vest during the 18-month severance period. The fiscal 2018 PSUs are assumed to vest at 100% of target rate including dividend equivalents accumulated as of June 30, 2018 as the performance periods are incomplete. However, these PSUs will vest based on actual performance upon the occurrence of the stated event.

The amounts in all columns assume the PSUs vested on June 30, 2018, when the closing stock price of a share of our common stock was $65.05 per share.

4.	The amount represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 18 months.

Potential Payments upon Termination or Change in Control for Mr. Crutchfield

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Retirement ($)
Termination Payment[1]	1,349,000	—	—	702,900	—
Stock Options[2]	95,180	95,180	95,180	54,382	—
Performance Stock Units[3]	631,241	306,056	306,056	578,829	—
Health Coverage[4]	19,221	—	—	—	—
Total	2,094,642	401,236	401,236	1,336,111	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $1,136,000 (calculated as 200% of the sum of (a) $355,000 (his highest rate of annual salary during either fiscal 2018 or fiscal 2017) and (b) $213,000 (his target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $213,000 (if the full fiscal year was not completed the bonus would be multiplied by a fraction representing the number of days he was employed during the fiscal year divided by 365).

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Involuntary Termination Without Cause payment includes both: (i) a severance payment equal to $532,500 (calculated as 150% of his annual base salary in effect on June 30, 2018; and (ii) a bonus payment equal to ($170,400) (his actual annual cash bonus earned for fiscal 2018 based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels).

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share. The amount in the Involuntary Termination Without Cause column represents the value of unvested stock options as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
3.	The amount in the Qualifying Termination Following a Change in Control column represents the amount attributable to all outstanding PSUs deeming performance goals of this program to be achieved at 100% of target rate and including dividend equivalents accumulated as of June 30, 2018. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Mr. Crutchfield (or his estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately one-third of the target fiscal 2018 PSUs and dividend equivalents accumulated as of June 30, 2018, and approximately two-thirds of the fiscal 2017 PSUs and dividend equivalents accumulated as of June 30, 2018.

The amount in the Involuntary Termination Without Cause column represents the value of the fiscal 2018 and 2017 PSUs outstanding as of June 30, 2018, that will continue to vest during the 18-month severance period. The fiscal 2017 and 2018 PSUs are assumed to vest at 100% of target rate including dividend equivalents accumulated as of June 30, 2018 as the performance periods are incomplete. However, these PSUs will vest based on actual performance upon the occurrence of the stated event.

The amounts in all columns assume the PSUs vested on June 30, 2018, when the closing stock price of a share of our common stock was $65.05 per share.

4.	The amount represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 18 months.

Potential Payments upon Termination or Change in Control for Mr. Brunz

Payment Elements	Qualifying Termination Following Change In Control ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Retirement ($)
Termination Payment[1]	1,520,000	—	—	792,000	—
Stock Options[2]	208,266	208,266	208,266	167,467	—
Restricted Stock[3]	524,303	—	—	262,152	—
Performance Stock Units[4]	631,241	306,056	306,056	578,829	—
Health Coverage[5]	18,642	—	—	—	—
Total	2,902,452	514,322	514,322	1,800,448	—
1.	The amount in the Qualifying Termination Following a Change in Control column includes both: (i) a severance payment equal to $1,280,000 (calculated as 200% of the sum of (a) $400,000 (his highest rate of annual salary during either fiscal 2018 or fiscal 2017) and (b) $240,000 (his target annual cash bonus opportunity for fiscal 2018)); and (ii) a bonus payment equal to $240,000 (if the full fiscal year was not completed the bonus would be multiplied by a fraction representing the number of days he was employed during the fiscal year divided by 365).

The Involuntary Termination Without Cause payment includes both: (i) a severance payment equal to $600,000 (calculated as 150% of his annual base salary in effect on June 30, 2018; and (ii) a bonus payment equal to ($192,000) (his actual annual cash bonus earned for fiscal 2018 based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels).

2.	The amounts in the Qualifying Termination Following a Change in Control, Death, and Disability columns represent the value of all unvested options that would become fully vested and exercisable upon the applicable event occurring on June 30, 2018, based on the closing stock price of a share of our common stock of $65.05 per share. The amount in the Involuntary Termination Without Cause column represents the value of unvested stock options as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.
3.	The amount in the Qualifying Termination Following a Change in Control column represents the value of time-based restricted stock awards outstanding as of June 30, 2018, using the closing stock price of a share of our common stock of $65.05. These awards are forfeited upon termination for Death and Disability. The amount in the Involuntary Termination Without Cause column represents the value of unvested restricted stock awards as of June 30, 2018, that will continue to vest during the 18-month severance period based on the closing stock price of a share of our common stock of $65.05 per share.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

4.	The amount in the Qualifying Termination Following a Change in Control column represents the amount attributable to all outstanding PSUs deeming performance goals of this program to be achieved at 100% of target rate and including dividend equivalents accumulated as of June 30, 2018. The amounts in the Death and Disability columns represent the value of prorated vesting of outstanding PSUs that Mr. Brunz (or his estate, as applicable) is eligible to receive upon the occurrence of the events on June 30, 2018, which represent the vesting of approximately one-third of the target fiscal 2018 PSUs and dividend equivalents accumulated as of June 30, 2018, and approximately two-thirds of the fiscal 2017 PSUs and dividend equivalents accumulated as of June 30, 2018.

The amount in the Involuntary Termination Without Cause column represents the value of the fiscal 2018 and 2017 PSUs outstanding as of June 30, 2018, that will continue to vest during the 18-month severance period. The fiscal 2017 and 2018 PSUs are assumed to vest at 100% of target rate including dividend equivalents accumulated as of June 30, 2018 as the performance periods are incomplete. However, these PSUs will vest based on actual performance upon the occurrence of the stated event.

The amounts in all columns assume the PSUs vested on June 30, 2018, when the closing stock price of a share of our common stock was $65.05 per share.

5.	The amount represents the cost to continue the medical, dental, and life insurance premiums payable by the Company for 18 months.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2018, our equity securities were authorized for issuance under the 2014 Plan. The 2014 Plan was originally adopted by the Board on September 30, 2014 and was approved by our stockholders on November 6, 2015. The 2014 Plan was amended on September 9, 2015 and January 18, 2017.

Plan category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column (#))
Equity compensation plans approved by stockholders	1,753,383	44.25	6,683,845
Equity compensation plans not approved by stockholders	—	—	—
Total	1,753,383	44.25	6,683,845

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION COMMITTEE OVERSIGHT

The compensation committee considered the risks presented by our compensation policies and practices at its meeting held in September 2018 and believes that our policies and practices of compensating employees do not, in the context of our business and our strategy, encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have diverse performance measures with rigorous goals, including our financial measures and our business unit financial measures, operational measures, and individual measures;
•	Our compensation programs balance annual and long-term incentive opportunities;
•	We cap incentive plan payouts within a reasonable range;
•	The mix of PSUs and stock options in our long-term incentive programs serves the best interests of our stockholders and us; and
•	Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board oversees the Company’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the compensation committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference to the Company’s Annual Report on Form 10-K for fiscal 2018 and in this proxy statement.

COMPENSATION COMMITTEE

Willie A. Deese, Chair

Eileen J. Martinson

Robert E. Radway

PAY RATIO DISCLOSURE

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of Mr. MacDonald, our Chief Executive Officer, to the median of the annual total compensation of all of our employees (excluding Mr. MacDonald). We determined that Mr. MacDonald’s fiscal 2018 annual total compensation was $2,206,082, the median of the fiscal 2018 annual total compensation of all of our employees (excluding Mr. MacDonald) was $72,261, and the ratio of these amounts was 31 to 1. For purposes of calculating this ratio, the value of employer provided non-discriminatory health benefits was included in the annual total compensation of each of Mr. MacDonald and the median employee.

Under the SEC rules, companies may identify the median annual total compensation using a wide variety of methods including reasonable assumptions and estimations. It is therefore difficult to compare our ratio to the ratio of other companies. To identify our median employee, we began by considering each of the approximately 8,500 individuals employed by us worldwide on April 1, 2018. We then calculated the target cash compensation (which we define as base salary or wages plus target cash bonus or commission) for each individual during fiscal 2018 to identify our median employee. To calculate the target cash compensation for any employee that we paid in currency other than U.S. Dollars, we then applied the applicable currency conversions.

AUDIT COMMITTEE MATTERS

PROPOSAL 3: RATIFY THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The audit committee has appointed Deloitte, an independent registered public accounting firm, to audit our financial statements for fiscal 2019, and recommended to the Board that it approve that appointment. We are submitting the appointment by the audit committee to you for your ratification.

The Board recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as our Independent Auditor.

INDEPENDENT ACCOUNTING FIRM INDEPENDENCE AND FEE PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The audit committee has retained Deloitte as our external audit firm since we became a stand-alone public company in 2014. In order to assure continuing external auditor independence, the audit committee periodically considers whether there should be a rotation of the audit firm. Based on its most recent evaluation of Deloitte, the members of the audit committee believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in our best interests and in the best interests of our stockholders.

The audit committee has adopted a policy requiring that all audit and non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee and all services provided to us by Deloitte in fiscal 2018 were pre-approved consistent with that policy. Our Independent Auditor may only perform non-prohibited, non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, our management must have determined that such specific non-prohibited, non-audit services can be best performed by our Independent Auditor based, for example, on their in-depth knowledge of our business, processes, and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on our Independent Auditor's independence. All audit and non-audit services were pre-approved by the audit committee, and the audit committee is ultimately responsible for audit fee negotiations associated with the retention of Deloitte.

The audit committee’s audit approval policy provides for pre-approval of all audit and non-audit services that are specifically described on an annual basis to the audit committee. Audit-related and non-audit services are annually pre-approved up to a pre-established threshold. Any engagements that, individually or in the aggregate, are anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services, so long as such pre-approvals are reported to the full audit committee at its next scheduled meeting.

The audit committee has also determined that Deloitte’s provision of services was compatible with maintaining Deloitte’s independence.

Representatives of Deloitte will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Deloitte, the audit committee will reconsider its appointment, although in the event of reconsideration, the audit committee may determine that Deloitte should continue in its role. Even if you do ratify the appointment, the audit committee retains its discretion to reconsider its appointment if it believes that reconsideration is necessary in our best interests and in the best interests of our stockholders.

AUDIT COMMITTEE MATTERS

FEES OF INDEPENDENT ACCOUNTING FIRM

The following table summarizes the aggregate fees incurred to Deloitte for services rendered during fiscal 2018 and 2017.

Types of Fees (in thousands)	Fiscal 2018	Fiscal 2017
Audit Fees[1]	$4,540	$4,101
Audit Related Fees[2]	$334	$410
Tax Fees[3]	$55	$51
All Other Fees	$—	$—
1.	Represents the aggregate fees and expenses incurred for the audit of our consolidated and combined financial statements as of and for the fiscal years ended June 30, 2018 and 2017 and the reviews of the condensed consolidated and combined financial statements included in our Quarterly Reports on Form 10-Q during those fiscal years, services provided in connection with statutory and regulatory filings for the fiscal year, and consultations on technical matters.
2.	Represents the aggregate fees incurred for audit and other services that are typically performed by auditors.
3.	Represents the aggregate fees incurred for tax compliance, consulting, and related services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees the Company's financial management, Independent Auditor and financial reporting procedures on behalf of the Board. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the audit committee discussed the propriety of the Company's application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee also reviewed and discussed the Company's audited financial statements with Deloitte, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee reviewed Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for fiscal 2018 related to its audit of the consolidated financial statements and financial statement schedule.

The audit committee has discussed with Deloitte the matters that are required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). Deloitte has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and the audit committee discussed with Deloitte the firm’s independence, including the matters in those written disclosures. The audit committee also considered whether Deloitte’s provision of non-audit services to us and our affiliates and the fees and costs billed and expected to be billed by Deloitte for those services, is compatible with Deloitte’s independence. The audit committee has discussed with our internal auditors and with Deloitte, with and without management present, their respective evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on the considerations referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2018. In addition, the audit committee appointed Deloitte as the Company's Independent Auditor for fiscal 2019.

Audit Committee of the Board
Frank S. Sowinski, Chair
Robert E. Radway
Stephen F. Schuckenbrock

OWNERSHIP OF AND TRADING IN OUR STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of September 14, 2018 (the “Table Date”) with respect to the beneficial ownership of our common stock by: (i) all stockholders that are known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock; (ii) each director; (iii) each NEO; and (iv) all current directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table: (a) each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned; and (b) the address for each beneficial owner listed below is: c/o CDK Global, 1950 Hassell Road, Hoffman Estates, IL 60169.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
5% Stockholders
Blackrock, Inc.(2)	13,374,472	10.37%
The Vanguard Group, Inc.(3)	11,678,376	9.06%

Management
Leslie A. Brun(4)	53,745	*
Willie A. Deese(4)	31,525	*
Amy J. Hillman(4)	38,660	*
Eileen J. Martinson(5)	6,237	*
Stephen A. Miles(5)	23,977	*
Robert E. Radway(4)	33,303	*
Stephen F. Schuckenbrock(5)	7,309	*
Frank S. Sowinski(4)	31,858	*
Brian P. MacDonald(6)	196,328	*
Joseph A. Tautges(7)	16,534	*
Daniel P. Flynn(8)	19,555	*
Amy W. Byrne(9)	1,963	*
Dean W. Crutchfield(10)	8,719	*
Lee J. Brunz(11)	62,640	*
All current directors and executive officers as a group (18 persons)(12)	648,305	*
*	Represents less than 1% of the issued and outstanding shares of our common stock as of the Table Date. The number of shares outstanding, excluding treasury shares, of our common stock as of the Table Date was 128,940,444.
1.	The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Share amounts are rounded to the nearest whole number.
2.	Information is furnished in reliance on the Schedule 13G/A of Blackrock, Inc. (“Blackrock”) filed on April 6, 2018 and the Form 13F of BlackRock, Inc. filed on August 9, 2018. In such Schedule 13G/A filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10022, and indicates that it has sole voting power with respect to 12,492,449 shares of our common stock and sole dispositive power with respect to 13,572,992 shares of our common stock. In such Form 13F filings, BlackRock and certain of its subsidiaries indicate ownership of 13,374,472 shares of our common stock.

OWNERSHIP OF AND TRADING IN OUR STOCK

3.	Information is furnished in reliance on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 8, 2018 and the Form 13F of Vanguard filed on August 14, 2018. In such Schedule 13G/A filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has sole voting power with respect to 103,636 shares of our common stock, shared voting power with respect to 28,928 shares of our common stock, sole dispositive power with respect to 11,803,532 shares of our common stock, and shared dispositive power with respect to 128,568 shares of our common stock. In such Form 13F filing, Vanguard indicates ownership of 11,678,376 shares of our common stock.
4.	Includes 15,384 shares that may be acquired under stock options and 2,467 restricted stock units that represent a like number of shares of our common stock and for which the restriction will lapse within 60 days.
5.	Includes 2,467 restricted stock units that represent a like number of shares of our common stock and for which the restriction will lapse within 60 days.
6.	Includes 80,935 shares that may be acquired under stock options.
7.	Includes 6,230 shares that may be acquired under stock options and 8,060 shares of invested restricted stock for which Mr. Tautges has voting power but not investment power.
8.	Includes 8,093 shares that may be acquired under stock options and 4,030 shares of unvested restricted stock for which Mr. Flynn has voting power but not investment power.
9.	Consists of 1,963 shares that may be acquired under stock options.
10.	Includes 6,475 shares that may be acquired under stock options.
11.	Includes 27,996 shares that may be acquired under stock options and 8,060 shares of unvested restricted stock for which Mr. Brunz has voting power but not investment power.
12.	Includes 262,925 shares that may be acquired under stock options, 24,467 shares of unvested restricted stock for which the owners have voting power but not investment power, and 20,627 shares or units that will vest in the next 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during the fiscal 2018 all filing requirements under Section 16(a) of the Exchange Act, applicable to our officers, non-employee directors and beneficial owners have been complied with, except on November 22, 2017, Mr. Packham, an officer, filed a Form 4 (relating to a single restricted stock unit vesting transaction) that was required to have been filed on or before November 21, 2017.

DEADLINES FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

EXCHANGE ACT RULE 14A-8 PROPOSALS

If a stockholder intends to submit any proposal for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act the proposal must be received by our corporate secretary no later than June 4, 2019. To be eligible to submit such a proposal for inclusion in our proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either (i) at least $2,000 in market value or (ii) 1% of our shares of common stock entitled to be voted on the proposal, and must have held such shares for at least one year, and continue to hold those shares through the date of such annual meeting of stockholders. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which we are permitted to exclude proposals and other matters governed by such rules and regulations.

OWNERSHIP OF AND TRADING IN OUR STOCK

DIRECTOR NOMINATION FOR INCLUSION IN OUR PROXY MATERIALS (PROXY ACCESS)

A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements in our amended and restated by-laws may nominate and include in our proxy materials director nominees constituting up to the greater of two director nominees or 20% of our Board. Written notice of a proxy access nomination for consideration at our 2019 Annual Meeting must be received no later than June 4, 2019 and no earlier than May 5, 2019.

OTHER PROPOSALS AND NOMINATIONS

Apart from the requirements of Exchange Act Rule 14a-8 and our proxy access by-law that address the inclusion of stockholder proposals or stockholder nominees in our proxy materials, under our amended and restated by-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders.

We must receive the written notice of your intention to introduce a nomination or proposed item of business at our 2019 Annual Meeting:

•	no earlier than 120 days and no later than 90 days before the first anniversary of our 2018 Annual Meeting; or
•	in the event that date of such annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of our 2018 Annual Meeting, (i) no earlier than 120 days before such annual meeting and (ii) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.

Assuming that our 2019 Annual Meeting is not advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of our 2018 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2019 Annual Meeting by August 15, 2019 and no earlier than July 16, 2019.

ADDITIONAL REQUIREMENTS

To be in proper form, a stockholder’s notice must also include the information specified in our amended and restated by-laws. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in our amended and restated by-laws, we may disregard such nomination or proposal.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who may vote at the Annual Meeting?
A:
Holders of our common stock at the close of business on September 14, 2018 (the “Record Date”) may vote at the Annual Meeting. We refer to the holders of our common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for 10 days preceding the Annual Meeting, at our offices in Hoffman Estates, Illinois, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CDK2018 when you enter the 16-digit control number we have provided to you.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
Stockholders of Record. You are a stockholder of record or registered stockholder if, at the close of business on the Record Date, your shares were registered directly in your name with EQ Shareowner Services, our transfer agent.

Beneficial Owner. You are a beneficial owner if, at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals in this proxy statement, but not all. Please see the section titled What if I submit a proxy, but do not specify how my shares are to be voted? for additional information.

Q:	What do I need to do to attend the Annual Meeting on the Internet?
A:	We will be hosting the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Any stockholder can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CDK2018
•	We encourage you to access the Annual Meeting online prior to its start time
•	The Annual Meeting starts at 8:00 a.m. central time
•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet
•	Please have the 16-digit control number we have provided to you to join the Annual Meeting
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CDK2018
•	Questions regarding how to obtain proxy materials or attend and participate via the Internet will be answered by calling 1-866-232-3037 through the day of the Annual Meeting
•	A replay of the Annual Meeting will be available for stockholders on our website through November 13, 2019

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	What is the effect of a broker non-vote?
A:
Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least 10 days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted as votes cast at the Annual Meeting. Therefore, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
We need a quorum of stockholders to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date is represented at the Annual Meeting either in person via the Internet or by proxy. On September 14, 2018, there were 128,940,444 shares of our common stock outstanding and entitled to vote (including 189,548 shares of outstanding unvested restricted stock granted pursuant to the 2014 Plan that are entitled to vote).

Your shares will be counted towards the quorum if you vote by mail, by telephone, or via the Internet either before or during the Annual Meeting. Abstentions and broker non-votes also will count towards the quorum requirement. If a quorum is not met, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to a later date.

Q:	How many votes are needed to approve the proposals, and what is the effect of abstentions or withheld votes?
A:
On each matter to be voted upon, stockholders have one vote for each share of our common stock owned as of September 14, 2018. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of nine nominees named in the proxy statement as Directors, each for a term of one year	Majority of votes cast	None	None
2	An advisory vote to approve compensation of our named executive officers	Majority of shares present and entitled to vote	Against	None
3	Ratification of the appointment of our independent registered public accountants	Majority of shares present and entitled to vote	Against	None

If you are a stockholder of record and you returned a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1 and FOR the other proposals. If any other matter is properly presented at the Annual Meeting, Lee J. Brunz, as your proxyholder, will vote your shares using his best judgment.

If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the proxyholder may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the remaining nominees. If any substitute nominees are designated prior to the Annual Meeting, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC. Alternatively, the Board may reduce the number of directors in accordance with the Company’s Amended and Restated By-laws.

Q:	May I revoke my proxy or change my vote?
A:	If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:
•	submitting a valid, later-dated proxy card or a later-dated vote in accordance with the voting instructions on the Notice of Internet Availability of Proxy Materials in a timely manner; or
•	giving written notice of such revocation to our corporate secretary prior to or at the Annual Meeting or by voting in person via the Internet at the Annual Meeting.

If your shares are held in “street name,” you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote in person at the Annual Meeting if you obtain a legal proxy from your bank or broker.

Q:	Can I confirm that my vote was cast in accordance with my instructions?
A:
Stockholders of Record. Our stockholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on October 31, 2018, with the final vote tabulation available through January 14, 2019. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the 16-digit control number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owners. If you hold your shares through a bank or brokerage account, we are unable to distinguish between your vote and that of another stockholder beneficially holding shares through the same bank or broker, therefore the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

Q:	What is “householding?”
A:
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you hold your shares through a bank or brokerage account, information regarding householding of disclosure documents should have been forwarded to you by your bank or broker.

You can also contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Is my vote confidential?
A:
Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

Q:	Who will count the votes?
A:	We have retained independent inspectors of election who will count the shares voted including shares voted during the Annual Meeting and will certify the election results.
Q:	What happens if the Annual Meeting is adjourned or postponed?
A:
Your proxy will still be effective and will be voted at the rescheduled or adjourned Annual Meeting. You will still be able to change or revoke your proxy until the rescheduled or adjourned Annual Meeting.

Q:	Who is paying for the costs of this proxy solicitation?
A:
Your proxy is being solicited by and on behalf of the Board. The expense of preparing, printing, and providing this proxy solicitation will be borne by us. Certain of our directors, officers, representatives, and employees may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from us for solicitation of proxies, but may be reimbursed by us for reasonable out-of-pocket expenses in connection with such solicitation. In accordance with the regulations of the SEC, banks, brokers and other custodians, nominees, and fiduciaries also will be reimbursed by us, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of common stock. Copies of the proxy materials will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Q:	Where can I find the voting results of the Annual Meeting?
A:
The preliminary voting results will be announced at the Annual Meeting. The final voting results, which are tallied by independent tabulators and certified by independent inspectors, will be published in our current report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CDK Global

ATTN: SECRETARY
1950 HASSELL RD
HOFFMAN ESTATES, ILLINOIS 60169

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CDK2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E51460-P10976

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDK GLOBAL, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Leslie A. Brun
02) Willie A. Deese
03) Amy J. Hillman
04) Brian P. MacDonald
05) Eileen J. Martinson
06) Stephen A. Miles
07) Robert E. Radway
08) Stephen F. Schuckenbrock
09) Frank S. Sowinski

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending June 30, 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E51461-P10976

CDK GLOBAL, INC.
Proxy for the Annual Meeting of Stockholders to be held November 13, 2018.
This proxy is solicited on behalf of the Board of Directors of CDK Global, Inc.

The undersigned stockholder of CDK Global, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated October 2, 2018, and hereby appoints Lee J. Brunz as proxy and attorney-in-fact, with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of CDK Global, Inc. to be held on November 13, 2018 at 8:00 a.m. Central Time, at www.virtualshareholdermeeting.com/CDK2018 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 ON THE REVERSE SIDE AND, AS THE PROXY DEEMS ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Continued and to be signed on reverse side

SEE REVERSE SIDE